SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

eDiets.com, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

eDiets.com, Inc.

1000 Corporate Drive, Suite 600

Fort Lauderdale FL 33334

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

March [    ], 2011

Dear Stockholder:

It is my pleasure to invite you to attend eDiets.com, Inc.’s 2011 Annual Meeting of Stockholders. The meeting will be held on Tuesday, May 3, 2011 at 9:00 a.m. Eastern Daylight Time, at our corporate office, located at 1000 Corporate Drive, Suite 600, Fort Lauderdale, Florida 33334. At the meeting, you will be asked to:

1.	Elect six directors to serve until the next annual meeting or until their respective successors have been duly elected and qualified.

2.	Ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the 2011 fiscal year.

3.	Approve and adopt amendments to the Company’s 2010 Equity Incentive Plan to increase the maximum number of shares of common stock available for issuance under the plan by 4,000,000 shares, bringing the total shares reserved for issuance under the plan to 10,000,000 shares.

4.	Authorize the Board of Directors to effect, in its discretion prior to June 30, 2012, a reverse stock split of the outstanding and treasury shares of the Company’s common stock in a ratio of [1-for-2] [1-for-3] [1-for-4] [1-for-5] [1-for-6] [1-for-7] [1-for-8] [1-for-9] [1-for-10], to be determined by the Board of Directors, and to approve a corresponding amendment to the Company’s Certificate of Incorporation to effect the reverse stock split and to reduce the number of shares of common stock that the Company is authorized to issue from 100,000,000 to 50,000,000.

5.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only stockholders of record as of the close of business on March 4, 2011 may vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of the number you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on May 3, 2011.

Sincerely,

/s/ Kevin N. McGrath
Kevin N. McGrath
Chief Executive Officer

The Company mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about March [    ], 2011.

The Company’s proxy statement and annual report are available online at ediets.com.

INFORMATION ABOUT VOTING	2

PROPOSAL 1 – ELECTION OF DIRECTORS	8

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM	11
Audit Committee Report	12

CORPORATE GOVERNANCE	14
Board Meetings	14
Board Independence	14
Board Leadership Structure	14
Risk Management	14
Board Committees	15
Diversity	18
Compensation Committee Interlocks and Insider Participation	18
Certain Relationships and Related Transactions	18
Code of Ethics / Code of Conduct	20
Director Compensation	20

EXECUTIVE OFFICERS	23

EXECUTIVE COMPENSATION	24
Compensation Discussion and Analysis	24
Compensation Committee Report	33
Executive Compensation Tables	35
Narrative Disclosure to Summary Compensation Table	36
Outstanding Equity Awards at Fiscal Year End Table	40
Potential Payments Upon Termination or Change of Control	41

SECURITY OWNERSHIP	43

PROPOSAL 3 – APPROVE AMENDMENTS TO THE 2010 EQUITY INCENTIVE PLAN	45

PROPOSAL 4 – TO AUTHORIZE THE BOARD TO EFFECT A REVERSE STOCK SPLIT AND TO APPROVE A CORRESPONDING AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT AND TO REDUCE THE NUMBER OF SHARES OF COMMON STOCK THE COMPANY IS AUTHORIZED TO ISSUE FROM 100,000,000 TO 50,000,000	52
Purposes of the Reverse Stock Split	52
Certain Risks Associated with the Reverse Stock Split	54
Principal Effects of the Reverse Stock Split	55
Fractional Shares	56
Effect on Par Value	56
No Going Private Transaction	56
Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates	56
No Appraisal Rights	57
Reservation of Right to Abandon Reverse Stock Split	57
Certain Federal Income Tax Consequences	58
Vote Required	58

OTHER MATTERS	59
Section 16(a) Beneficial Ownership Reporting Compliance	59
Stockholder Proposals for 2012 Annual Meeting	59
Expenses Relating to this Proxy Solicitation	59
The Company’s 2010 Annual Report	59
Additional Matters for the Annual Meeting	59

eDiets.com, Inc.

1000 Corporate Drive, Suite 600

Fort Lauderdale, FL 33334

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 3, 2011

INFORMATION ABOUT VOTING

Some Questions You May Have Regarding This Proxy Statement

Why am I receiving this proxy statement?

You are receiving this proxy statement because you own shares of our common stock that entitle you to vote at the 2011 Annual Meeting of Stockholders. Our Board of Directors is soliciting proxies from stockholders who wish to vote at the Annual Meeting. By use of a proxy, you can vote even if you do not attend the Annual Meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

We have elected to take advantage of the Securities and Exchange Commission (the “SEC”) rule that allows us to furnish proxy materials to stockholders online. We believe electronic delivery will expedite the receipt of materials, while significantly lowering our costs and reducing the environmental impact of the Annual Meeting by reducing the amount of materials we print and mail. On or about March [__], 2011, we mailed to stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy statement and annual report online. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

When and where is the Annual Meeting?

We will hold the Annual Meeting on Tuesday, May 3, 2011, at 9:00 a.m. EDT at our corporate offices located at 1000 Corporate Drive, Suite 600, Fort Lauderdale, Florida 33334.

Who may vote at the Annual Meeting?

You may vote all of the shares of our common stock that you owned at the close of business on March 4, 2011, the record date. On the record date, we had 61,230,338 shares of our common stock outstanding and entitled to be voted at the Annual Meeting. You may cast one vote for each share of our common stock held by you on all matters presented at the Annual Meeting.

What am I voting on?

There are four proposals that will be voted on at the Annual Meeting:

1.	To elect six directors to serve until the next annual meeting or until their respective successors have been duly elected and qualified (Proposal 1);

2.	To ratify the appointment of Ernst & Young LLP (“E&Y”) as our independent registered certified public accounting firm for the 2011 fiscal year (Proposal 2);

3.	To approve and adopt amendments to the Company’s 2010 Equity Incentive Plan to increase the maximum number of shares of common stock available for issuance under the plan by 4,000,000 shares, bringing the total shares reserved for issuance under the plan to 10,000,000 shares (Proposal 3); and

4.	To authorize the Board of Directors to effect, in its discretion prior to June 30, 2012, a reverse stock split of the outstanding and treasury shares of the Company’s common stock in a ratio of [1-for-2] [1-for-3] [1-for-4] [1-for-5] [1-for-6] [1-for-7] [1-for-8] [1-for-9] [1-for-10], to be determined by the Board of Directors, and to approve a corresponding amendment to the Company’s Certificate of Incorporation to effect the reverse stock split and to reduce the number of shares of common stock that the Company is authorized to issue from 100,000,000 to 50,000,000 (Proposal 4).

We will also consider other business that properly comes before the Annual Meeting in accordance with Delaware law and our bylaws.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares FOR each of the nominees named in this proxy statement for election as directors and FOR each of Proposals 2, 3 and 4.

How do I vote?

If you are a stockholder of record, you may vote on the Internet, by telephone or by signing, dating and mailing your proxy card. Detailed instructions for Internet and telephone voting are set forth on the proxy card. You may also vote in person at the Annual Meeting.

If you are a beneficial stockholder, you must follow the voting procedures of your broker, bank or trustee included with your proxy materials. If your shares are held by a bank, broker or other intermediary and you intend to vote at the Annual Meeting, please bring with you evidence of your ownership as of the record date (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement).

Who is a stockholder of record?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares.

Who is a beneficial owner?

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the voting instruction card included in such materials.

What percentage of the common stock is required to approve the proposals?

Provided a quorum is present at our Annual Meeting, our Certificate of Incorporation, Bylaws and the Delaware General Corporation Law establish the requisite vote required to approve the proposals.

Proposal	Vote Required

Election of Directors	Plurality

Ratification of E&Y	Majority of the votes cast

Amendment of 2010 Equity Incentive Plan	Majority of the votes cast

Authorization of the Reverse Stock Split and Approval of a Corresponding Amendment to the Certificate of Incorporation to Effect the Reverse Split and to Reduce the Number of Shares of Common Stock the Company is Authorized to Issue

Majority of the outstanding shares

•	Election of Directors

In the election of directors, assuming a quorum is present, the six nominees receiving the highest number of votes cast at the Annual Meeting will be elected. You may vote “for” or “withheld” with respect to the election of each director. Only votes “for” or “withheld” are counted in determining whether a vote has been cast in favor of a director. Abstentions and broker non-votes are not counted as votes cast for the election of directors and will therefore have no impact on the approval of the proposal.

•	Ratification of E&Y

A majority of the votes cast is required to approve Proposal 2, the ratification of E&Y as our independent registered certified public accounting firm for the 2011 fiscal year. Abstentions and broker non-votes are not counted as votes cast for this proposal and will therefore have no impact on the approval of the proposal.

•	Amendment of 2010 Equity Incentive Plan

A majority of the votes cast is required to approve Proposal 3, to approve and adopt amendments to the Company’s 2010 Equity Incentive Plan to increase the maximum number of shares of common stock available for issuance under the plan by 4,000,000 shares, bringing the total shares reserved for issuance under the plan to 10,000,000 shares. Abstentions and broker non-votes are not counted as votes cast for this proposal and will therefore have no impact on the approval of the proposal.

•

Authorization of the Reverse Stock Split and Approval of a Corresponding Amendment to the Certificate of Incorporation to Effect the Reverse Split and to Reduce the Number of Shares of Common Stock the Company is Authorized to Issue

A majority of the outstanding shares of our common stock is required to approve Proposal 4, to authorize the Board of Directors to effect, in its discretion prior to June 30, 2012, a reverse stock split of the outstanding and treasury shares of the Company’s common stock in a ratio of [1-for-2] [1-for-3] [1-for-4] [1-for-5] [1-for-6] [1-for-7] [1-for-8] [1-for-9] [1-for-10], to be determined by the Board of Directors, and to approve a corresponding amendment to the Company’s Certificate of Incorporation to effect the reverse stock split and to reduce the number of shares of common stock that the Company is authorized to issue from 100,000,000 to 50,000,000. As a result, abstentions and broker non-votes will have the same effect as negative votes.

What constitutes a quorum, and why is a quorum required?

We are required to have a quorum of stockholders present to conduct business at our Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the Annual Meeting. Proxies received but marked as abstentions, if any, and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

What if I abstain or withhold authority to vote on a proposal?

If you sign and return your proxy marked “abstain” or “withhold” on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

What if I sign and return my proxy without making any decisions?

If you sign and return your proxy without making any selections, your shares will be voted “for” each of the proposals. If other matters properly come before the Annual Meeting, Kevin N. McGrath and Thomas Hoyer will have the authority to vote on those matters for you at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this proxy statement.

What if I am a beneficial stockholder and I do not give the nominee voting instructions?

If you are a beneficial stockholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. If the broker does not vote on a particular proposal because that broker does not have discretionary voting power, this is referred to as a “broker non-vote.” Broker non-votes will be considered as represented for purposes of determining a quorum, but will not otherwise affect voting results.

On July 1, 2009, the SEC approved a change to the NYSE rules that stated that the election of directors would no longer be considered a “routine” matter, whether or not the election was contested. Consequently, if you do not give your broker instructions, your broker will not be able to vote on the election of directors or approval of the Amended and Restated Equity Incentive Plan. If you are a beneficial stockholder and your shares are held in the name of a broker, the broker is permitted to vote your shares on the ratification of the appointment of E&Y and approval of the reverse stock split and approval of the corresponding amendment to the Certificate of Incorporation to effect the reverse stock split and to reduce the number of shares of common stock the company is authorized to issue, even if the broker does not receive voting instructions from you.

The table below sets forth, for each proposal on the ballot, whether a broker can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote

Election of Directors	No	None

Ratification of Auditors	Yes	N/A

Amendment of 2010 Equity Incentive Plan	No	None

Authorization of Reverse Stock Split and Approval of Corresponding Amendment to the Certificate of Incorporation to Effect the Reverse Stock Split and to Reduce the Number of Shares of Common Stock the Company is Authorized to Issue

	Yes	N/A

Can I change my vote after I have delivered my proxy?

Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial stockholder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.

Who can attend the Annual Meeting?

Only stockholders and our invited guests are invited to attend the Annual Meeting. To gain admittance, you must bring a form of personal identification to the Annual Meeting, where your name will be verified against our stockholder list. If a broker or other nominee holds your shares and you plan to attend the Annual Meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the record date, a letter from the broker confirming such ownership, and a form of personal identification.

If I plan to attend the Annual Meeting, should I still vote by proxy?

Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting. If you send in your proxy card and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you want to change your vote. Written ballots will be available at the Annual Meeting for stockholders of record. Beneficial stockholders who wish to vote in person must request a legal proxy from the broker or other nominee and bring that legal proxy to the Annual Meeting.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

Where can I find voting results of the Annual Meeting?

We will announce the results for the proposals voted upon at the Annual Meeting and publish final detailed voting results in a Form 8-K filed four business days after the Annual Meeting.

Who will bear the cost for soliciting votes for the Annual Meeting?

We will bear any expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and regular employees.

How can I communicate with the Board of Directors?

Stockholders may communicate with the Board of Directors by directing their communications in a hard copy (i.e., non-electronic) written form to the attention of one or more members of the Board of Directors, or to the Board of Directors collectively, at our corporate office located at 1000 Corporate Drive, Suite 600, Fort Lauderdale, Florida 33334. A stockholder communication must include a statement that the author of such communication is a beneficial or record owner of shares of our common stock. Our Corporate Secretary will review all communications meeting the requirements discussed above and will remove any communications relating to (i) the purchase or sale of products or services, (ii) communications from suppliers or vendors relating to our obligations or the obligations of one of our subsidiaries to such supplier or vendor, (iii) communications from opposing parties relating to pending or threatened legal or administrative proceedings regarding matters not related to securities law matters or fiduciary duty matters, and (iv) any other communications that the Corporate Secretary deems, in his or her reasonable discretion, unrelated to our business. The Corporate Secretary will compile all communications not removed in accordance with the procedure described above and will distribute such qualifying communications to the intended recipient(s). A copy of any qualifying communications that relate to our accounting and auditing practices will also be sent directly to the Chairman of the Audit Committee, whether or not it was directed to such person.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our transfer agent, American Stock Transfer & Trust Company (in writing: 6201 15th Avenue, 3rd Floor, Brooklyn, New York 11219; or by telephone: (718) 921-8124).

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact American Stock Transfer & Trust Company as indicated above. Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Bylaws permit the Board of Directors to set the size of the Board. Our Board of Directors currently consists of seven directors. One of our current directors, Mr. Stephen L. Cootey, has decided not to stand for re-election at our 2011 Annual Meeting of Stockholders. As a result, our Board of Directors has reduced the size of the Board from seven to six, effective at the 2011 Annual Meeting of Stockholders. The Board of Directors recommends to the stockholders the following six nominees for election as directors of the Company:

Kevin A. Richardson, II

Robert L. Doretti

Lee S. Isgur

Ronald Luks

Pedro N. Ortega-Dardet

Kevin N. McGrath

The Governance and Nominating Committee unanimously nominated these individuals for re-election to the Board of Directors, and each nominee has indicated his willingness to serve. If any nominee will be unable to serve, proxies will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the Board of Directors. However, proxies will not be voted for the election of more than six directors. The term for each of the directors is one year. The nominees who are elected at the Annual Meeting will serve as directors of the Company until the 2012 Annual Meeting of Stockholders, or until their successors are elected and have qualified, subject to earlier death, resignation, retirement or removal from office.

Our Board of Directors has determined that each nominee except Mr. McGrath is qualified as an “independent” director under the listing standards of The NASDAQ Capital Market (“Nasdaq”). Please review the discussion under “Corporate Governance - Board Independence” on page • of this proxy statement for a summary of how our Board of Directors conducts the independence evaluation.

We believe that each of our directors possesses the experience, skills and qualities to fully perform their duties as a director and contribute to our success. Our directors were nominated because each is of high ethical character, highly accomplished in his field with superior credentials and recognition, has a reputation, both personal and professional, that is consistent with the Company’s image and reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his obligations as a director. Our directors as a group complement each other and each of their respective experiences, skills and qualities so that collectively the Board operates in an effective, collegial and responsive manner. Each director’s principal occupation and other pertinent information about particular experiences, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appears on the following pages. There are no family relationships among any of our directors or executive officers. Except for Prides Capital LLC and its affiliates, none of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of the Company.

Name, Age And Occupation	Director Since

Kevin A. Richardson II, 42	2006

Mr. Richardson has served as our Chairman of the Board of Directors since 2006. Mr. Richardson founded Prides Capital LLC and Prides Capital Partners LLC in January 2004 where he is Managing

Director. Prides Capital LLC and Prides Capital Partners LLC specialize in strategic block, active investing in small- and micro-cap public and private companies. From April 1999 until the end of 2003, Mr. Richardson was a partner at Blum Capital Partners, a $2.5 billion investment firm. Between May 1999 and September 2003, Mr. Richardson was the lead public partner on 18 investments. Prior to joining Blum Capital, Mr. Richardson was an analyst at Tudor Investment Corporation, an investment management firm. Previously, Mr. Richardson spent four years at Fidelity Management and Research where he was the assistant portfolio manager of the Fidelity Contra Fund, a registered investment company. Mr. Richardson also managed Fidelity Airline Fund, the Fidelity Aerospace and Defense Fund, and performed research and analysis in a variety of industry sectors (computer services, business services, media, financial services, and healthcare information technology). Previously, Mr. Richardson worked at Kidder, Peabody & Co. Mr. Richardson is also a director of SANUWAVE Health, Inc., and previously served as a director of QC Holdings, Inc. until June 2007 and Healthtronics, Inc. until November 2008. Mr. Richardson received an M.B.A. from Kenan-Flagler Business School at the University of North Carolina. Mr. Richardson originally joined the Board of Directors in connection with the 2006 purchase of approximately 9.9 million shares of common stock by Prides Capital Fund I, LP, in which Prides Capital Partners LLC is general partner. The Board nominated Mr. Richardson to serve as a director because of his senior financial and business management experience.

Robert L. Doretti, 68	2004

Mr. Doretti has been a private investor, as well as a strategic acquisitions consultant to Comvest Group, a private investment firm, since 2004. He served as Chairman, Chief Executive Officer and President of ON Technology Corporation, a provider of software infrastructure solutions to Fortune 500 enterprises, from 2000 through its acquisition by Symantec Corporation in February 2004. From 1995 through its acquisition by Oracle Corporation in 1999, Mr. Doretti was President and Chief Executive Officer of Thinking Machines Corporation, a professional services and software provider of data mining and customer relationship management (CRM) solutions. Mr. Doretti spent over 19 years at Wang Laboratories, Inc., including the last 7 years as Senior Vice President of US Operations. Mr. Doretti previously served as director of CorVu Corporation, a performance management software developer. Mr. Doretti received an M.B.A. from Illinois University. The Board nominated Mr. Doretti to serve as a director because of his management and advisory experience as well as his vast experience in the software infrastructure industry.

Lee S. Isgur, 73	1999

Mr. Isgur has served as Principal and Chief Financial Officer of Marché restaurant (Menlo Park, California) since 2001 and Chief Executive Officer since February 2008. Mr. Isgur also has been the Managing Partner of Corporate Counselors, a research and investment banking consulting firm since 1997. From 1994 to 1997, Mr. Isgur was Managing Director of Jeffries & Company, an investment-banking firm. Prior to that, he was a partner at Volpe Welty & Company, a research and investment banking firm. Mr. Isgur served as a director of Station Casinos, Inc., a gaming and entertainment provider, where he also served as a member of the audit committee and the governance and compensation committee. Mr. Isgur is a certified financial analyst, and he received an M.B.A. from the Amos Tuck School of Business at Dartmouth College. The Board nominated Mr. Isgur to serve as a director because of his management and investment banking experience as well as his experience as a certified financial analyst.

Ronald Luks, 59	2004

Mr. Luks has served as President and CEO of Egret Associates, Inc. since 1988 and is a founding principal in Fun Online Corp. Both firms provide content creation and licensing services, online community management and real time publication services to commercial online services such as AOL and the Microsoft Network. Mr. Luks has been an industry consultant to such firms as Nintendo of America, Rolling Stone Interactive, Activision, and Sega of America. Mr. Luks was formerly a partner in the Wall Street firm of Ernst & Co., and a member of the American Stock Exchange and other national stock and commodity exchanges. He currently maintains his securities registration with Liberty Pacific Securities, LLC, a Seattle-based investment banking firm. The Board nominated Mr. Luks to serve as a director because of his executive and management experience and, in particular, his extensive experience in the online services industry.

Pedro N. Ortega-Dardet, 47	2003

Mr. Ortega-Dardet has served since 1997 as President and CEO of Skinmetics, Inc., which designs, manufactures and markets premium skin-care products under the name Wilma Schumann Skin Care. Mr. Ortega-Dardet also serves as Director of the Esthetics Manufacturer and Distributors Alliance and serves as the Editor of Skin and Body News, an industry newsletter. Mr. Ortega-Dardet holds a B.S. degree in Industrial Engineering and Operations Research from Syracuse University and an M.B.A. with a concentration in Finance and a minor in Marketing from the University of Miami. The Board nominated Mr. Ortega-Dardet to serve as a director because of his business and management experience and, in particular, his marketing experience in the consumer products industry.

Kevin N. McGrath, 58	2008

Mr. McGrath has served as President and Chief Executive Officer of the Company and as a member of the Company’s Board of Directors since December 2008. From 2004 through 2007, Mr. McGrath was President and CEO of Digital Angel Corporation, a manufacturer of animal identification products and satellite based search and rescue equipment. Mr. McGrath previously served as a director of Digital Angel Corporation. From 1996 through 2003, Mr. McGrath was Chairman and CEO of DIRECTV Latin America, LLC, a pay television provider in Latin America. Mr. McGrath was one of the founders of DIRECTV and grew the DIRECTV Latin America business from concept stage to becoming the largest pay television provider in Latin America. Mr. McGrath was CEO of DirecTV Latin America when it filed for Chapter 11 bankruptcy in 2003. Additionally, Mr. McGrath has two decades of experience at General Motors, Electronic Data Systems Corporation and Hughes. Mr. McGrath graduated from Princeton University and holds an M.B.A. from the Amos Tuck School of Business at Dartmouth College. The Board nominated Mr. McGrath to serve as a director because of his past experience as a Chief Executive Officer and in other executive oversight positions at large, global companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed E&Y to continue to serve as our independent registered certified public accounting firm for the 2011 fiscal year. E&Y has served as our independent registered certified public accounting firm since 1999. In the event that our stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Approval of the resolution will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of E&Y for the 2011 fiscal year.

In connection with the audit of our 2010 financial statements and internal control over financial reporting, we entered into an agreement with E&Y that sets forth the terms by which E&Y performed audit services for us. That agreement is subject to alternative dispute resolution procedures for all claims, other than claims seeking non-monetary or equity relief.

E&Y serves as the independent registered certified public accounting firm for Prides Capital Partners, LLP, our largest stockholder.

A representative of E&Y is expected to attend the Annual Meeting, will have the opportunity to make a statement if desired, and will be available to answer appropriate questions.

Fees Paid to E&Y

We were billed for professional services provided with respect to fiscal years 2010 and 2009 by E&Y in the amounts set forth in the following table.

Principal Accountant Fees and Services

Services	2010	2009
Audit Fees (1)	$361,150	$317,644
Audit – Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	1,500	1,500

Total	$362,650	$319,144

(1)

These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K); (ii) reviews of our quarterly financial statements (Forms 10-Q); (iii) fees associated with assisting us with the preparation and review of our various documents relating to our registered direct offering and debt conversion transactions in 2010; (iv) fees associated with consents to registration statements; and (v) other statutory audits required for the years ended 2010 and 2009.

(2)	These professional services include fees associated with providing us with the EY Global Accounting and Auditing Information Tool for Accounting Research.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee’s policy requires that the Audit Committee must approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has not implemented a policy or procedure that delegates the authority to approve, or pre-approve, audit or permitted non-audit services to be performed by E&Y. In connection with making any pre-approval decisions, the Audit Committee must consider whether the provision of such permitted non-audit services by E&Y is consistent with maintaining E&Y’s status as our independent auditors.

Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by E&Y during the 2010 fiscal year, as described above.

Audit Committee Report

The Audit Committee oversees the accounting and financial reporting processes of the Company on behalf of the Board of Directors. Management has primary responsibility for the Company’s financial statements, financial reporting process and internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and evaluating the effectiveness of internal controls and issuing reports thereon. The Audit Committee’s responsibility is to select the independent auditors and monitor and oversee the accounting and financial reporting processes of the Company, including the Company’s internal controls over financial reporting, and the audits of the financial statements of the Company.

During the course of 2010 and the first quarter of 2011, the Audit Committee regularly met and held discussions with management and the independent auditors. In the discussions related to the Company’s consolidated financial statements for fiscal year 2010, management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and the independent auditors the audited consolidated financial statements for fiscal year 2010.

In fulfilling its responsibilities, the Audit Committee discussed with the independent auditors the matters that are required to be discussed by Statement on Auditing Standards No. 61 (as amended) (Communication with Audit Committees). In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and the Audit Committee discussed with the independent auditors that firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of services by the independent auditors not related to the audit of the Company’s financial statements for fiscal year 2010 is compatible with maintaining the independent auditors’ independence. The Audit Committee’s policy requires that the Audit Committee approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the written disclosures and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K, for filing with the SEC.

See the portion of this proxy statement titled “Corporate Governance - Board Committees” beginning on page • for information on the Audit Committee’s meetings in 2010.

The Audit Committee

Lee S. Isgur (Chair)
Pedro Ortega-Dardet
Robert Doretti

March [ ], 2011

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above and the Compensation Committee Report that follows shall not be incorporated by reference into this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE

APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED

CERTIFIED PUBLIC ACCOUNTING FIRM FOR THE 2011 FISCAL YEAR

CORPORATE GOVERNANCE

Board Meetings

During 2010, the Board of Directors held a total of 12 meetings, including 4 regular meetings and 7 special meetings. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board during the period which he was a director and (2) the total number of meetings of all Board committees (“Committees”) on which he served during the period which he was a director. It is the policy of the Board of Directors to encourage its members to attend the Annual Meeting. All members of the Board of Directors except Mr. Cootey were present at the 2010 Annual Meeting.

The non-management members of the Board of Directors generally meet in executive session at each regularly scheduled meeting of the Board.

Board Independence

Nasdaq’s listing standards require that a majority of our Board of Directors and all members of our Audit Committee, Compensation Committee and Governance and Nominating Committee (“GNC Committee”) be comprised of directors who are “independent,” as such term is defined by Rule 5605(a)(2) of Nasdaq’s Marketplace Rules. Our Board of Directors undertook its annual review of director independence in March 2011, which included a review of each director’s responses to questionnaires asking about any relationships with us, members of our senior management and other members of our Board of Directors. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his immediate family and us, or members of our senior management or other members of our Board of Directors, and all relevant facts and circumstances regarding any such transactions or relationships. Based on this review, our Board of Directors has determined that each of our directors, with the exception of Mr. McGrath, is independent.

There are no family relationships among any of the directors or executive officers of the Company.

Board Leadership Structure

The Company separates the positions of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for the strategic direction of the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO, sets the agenda for the Board meetings and presides over meetings of the Board. In addition, the Company believes that the separation provides a more effective monitoring and objective evaluation of the CEO’s performance. The separation also allows the Chairman of the Board to strengthen the Board’s independent oversight of Company’s performance and governance standards.

Risk Management

Board Role in Management of Risk

The Board is actively involved in the oversight and management of risks that could affect the Company. This oversight and management is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The other committees of the Board consider the risks within their areas of responsibility. The Board satisfies their oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Compensation Risks

With respect to risk related to compensation matters, the Compensation Committee of the Board (“Compensation Committee”) considers, in establishing and reviewing the Company’s executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonuses are capped and are tied to overall corporate performance, and also are a relatively small percentage of executive officers’ total compensation opportunities. A significant portion of compensation provided to the executive officers is in the form of long-term equity awards that are important to help further align executives’ interests with those of the Company’s stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to the Company’s stock price, and since awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

The Compensation Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. In general, bonus opportunities for Company employees are capped, and the Company has discretion to reduce bonus payments (or pay no bonus) based on individual performance and any other factors it may determine to be appropriate in the circumstances. As with the compensation of the Company’s executive officers, a substantial portion of the compensation for employees generally is delivered in the form of equity awards that help further align the interests of employees with those of shareholders.

Board Committees

The Board has three standing Committees: the Audit Committee, the Compensation Committee and the GNC Committee. Copies of the Committee charters of each of the Audit Committee, the Compensation Committee and the GNC Committee setting forth the responsibilities of the Committees can be found under the Investor Relations-Corporate Governance section of our website at www.ediets.com, and such information is also available in print to any stockholder who requests it through our Investor Relations department. We periodically review and revise the Committee charters. The Board adopted a revised GNC Committee Charter on February 23, 2010.

•	Audit Committee

Number of Meetings in 2010: 9

The Audit Committee consists of Mr. Isgur (Chair), Mr. Ortega-Dardet and Mr. Doretti, and has been assigned the principal function of establishing our audit policies, selecting our independent auditors and overseeing the engagement of our independent auditors. The Audit Committee Chairperson reports on Audit Committee actions and recommendations at Board of Director meetings.

Audit Committee Financial Expert: The Board of Directors has determined that the Audit Committee has at least one “audit committee financial expert” pursuant to applicable SEC rules and that Lee S. Isgur, an independent director in accordance with the applicable independence standards for directors and audit committee members under Rule 5605(a)(2) and Rule 5605(c) of Nasdaq’s Marketplace Rules, meets the requirements of an audit committee financial expert pursuant to such SEC rules. For information regarding Mr. Isgur’s business experience, see “Proposal 1 – Election of Directors.”

•	Compensation Committee

Number of Meetings in 2010: 4

The Compensation Committee consists of Mr. Isgur (Chair), Mr. Luks and Mr. Cootey, who is not standing for re-election at the Annual Meeting, and establishes salaries, incentives and other forms of compensation for our directors as well as our named executive officers, which consists of our Chief Executive Officer and our Chief Financial Officer. In addition, the Compensation Committee is responsible for administering our equity-based compensation plans, including awards under such plans. The Compensation Committee Chair reports on Compensation Committee actions and recommendations at Board of Director meetings.

Role of Compensation Consultants and Advisors. The Compensation Committee has the authority, pursuant to its charter, to engage the services of outside legal or other experts and advisors as it deems necessary and appropriate to assist the Compensation Committee in fulfilling its duties and responsibilities. In August 2006, the Compensation Committee selected and retained Mercer LLC (“Mercer”), an independent management compensation consulting firm, to provide the Compensation Committee a review and analysis of the existing executive compensation program and to assist the Compensation Committee in the determination of the Company’s executive compensation and director compensation. See the discussion under “Compensation Discussion & Analysis - Role of the Compensation Consultant and Market Assessment” for a discussion of the material instructions and directions that the Compensation Committee gave to Mercer in connection with the performance of Mercer’s duties under their engagement relating to compensation. Mercer has not performed any other services for us other than its 2006 consulting services to the Compensation Committee. We believe that the use of independent consultants provides additional assurance that our programs are reasonable and consistent with our objectives.

Role of Management and Delegation of Authority. As more fully discussed under “Compensation Discussion and Analysis – Management’s Role in the Compensation-Setting Process,” our Chief Executive Officer provides the Compensation Committee with (1) evaluations of our CFO and (2) recommendations regarding base salary levels, the performance metrics, relative weightings and levels for our annual incentive compensation and equity-based compensation awards to be paid to our CFO. The Compensation Committee may delegate to the Company’s management the authority to administer incentive compensation and benefit plans provided for employees, including the authority to grant awards to certain recipients under our equity-based compensation plans, as it deems appropriate and to the extent permitted by applicable laws, rules, regulations and Nasdaq listing standards.

•	Governance and Nominating Committee

Number of Meetings in 2010: 4

The GNC Committee consists of Mr. Doretti (Chair), Mr. Isgur, Mr. Luks and Mr. Ortega-Dardet, and has been assigned the functions of (i) soliciting, considering, recommending and nominating candidates to serve on the Board under criteria adopted by it from time to time; (ii) advising the Board with respect to Board composition, procedures and the Committees; (iii) overseeing periodic evaluations of the Board and the Committees, including establishing criteria to be used in connection with such evaluations; and (iv) reviewing and reporting to the Board on a periodic basis with regards to matters of corporate governance. The GNC Committee Chair reports on GNC Committee actions and recommendations at Board of Director meetings. The GNC Committee has in the past and may in the future retain the services of a third party search firm providing recruitment and leadership development services to assist the GNC Committee in identifying and evaluating potential nominees for the Board of Directors.

Consideration of Director Nominees. The GNC Committee considers possible candidates for nominees for directors from many sources, including stockholders. If a stockholder wishes to recommend a nominee for director, written notice should be sent to the Corporate Secretary by November 21, 2011 or such proposal will be considered untimely, in accordance with the instructions set forth later in this proxy statement under “Stockholder Proposals for 2012 Annual Meeting.” Pursuant to our GNC Committee Charter, each written notice must set forth:

1)	name and address of the stockholder who is making the nomination;

2)	the number of shares of the Company’s common stock beneficially owned by the stockholder and a representation that the stockholder is a holder of record of common stock of the Company entitled to vote at such annual meeting of the stockholders and intends to appear in person or by proxy at the meeting and nominate the person specified in the notice;

3)	the name of the director candidate;

4)	a complete biography or statement of the candidate’s qualifications (including education, work experience, knowledge of the Company’s industry, membership on the Board of Directors of another corporation and civic activity);

5)	a description of all arrangements or understandings between the stockholder and the candidate and/or any other person or persons pursuant to which the nomination is to be made by the stockholder;

6)	such other information regarding a candidate as would be required to be included in a proxy statement, including information with respect to a candidate’s independence as defined under the rules and regulations promulgated by the Securities and Exchange Commission and Nasdaq and information regarding the candidate’s attributes that the GNC Committee would need to consider in order to assess whether such candidate would qualify as an “audit committee financial expert” as defined by the rules and regulations promulgated by the Securities and Exchange Commission; and

7)	the candidate’s consent to serve as a director of the Company if elected.

The GNC Committee evaluates the suitability of potential candidates nominated by stockholders in the same manner as other candidates recommended to the GNC Committee, in accordance with the Criteria for Nomination to the Board of Directors, which contains the following requirements and considerations, among others, for suitability:

•	high ethical character and a reputation that is consistent with the Company’s reputation;

•	superior credentials;

•	current or prior experience as a CEO, President or CFO of a public company or leading a complex organization;

•	relevant expertise and experience;

•	the number of other boards (and their committees) on which a candidate serves;

•	the ability to exercise sound business judgment; and

•	the lack of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues.

The Criteria for Nomination to the Board of Directors is set forth in the GNC Committee charter, which, as discussed above, can be found on our website, www.ediets.com, under the Investor Relations-Corporate Governance section. The GNC Committee will meet with candidates to review their qualifications and will request such materials from each candidate as the GNC Committee deems necessary.

Diversity

While the Company does not have a formal policy regarding the consideration of diversity in identifying and evaluating potential director candidates, the GNC Committee considers the interplay of a candidate’s knowledge, expertise, skills and experience with that of the other members of the Board of Directors in order to build a Board of Directors that is effective, collegial and responsive to the needs of the Company. We believe this analysis results in a Board of Directors that is diverse in knowledge, expertise, skills, experience and viewpoint.

Compensation Committee Interlocks and Insider Participation

None of the directors who served as members of the Compensation Committee for the fiscal year ended December 31, 2010 was, during 2010, an officer or employee of the Company, or was formerly an officer of the Company. Except for the transaction between Lee S. Isgur and the Company discussed under “Certain Relationships and Related Transactions” below, there were no transactions during the 2010 fiscal year between the Company and any of the directors who served as members of the Compensation Committee for any part of the 2010 fiscal year that would require disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.

Certain Relationships and Related Transactions

On April 5, 2010, the Company and Prides Capital Fund I, L.P. (“Prides”), the Company’s largest stockholder, entered into a Debt Conversion Agreement (“Prides Debt Conversion Agreement”) to convert the aggregate principal amount of the three outstanding senior secured notes issued in favor of Prides on August 31, 2007, May 30, 2008 and November 13, 2008 (the “Prides Notes”) plus all accrued and unpaid interest through the date of conversion, into common stock at a price equal to $1.00 per share (the “Prides Debt Conversion”). Also on April 5, 2010, the Company entered into a Debt Conversion Agreement with Kevin A. Richardson, II, one of the Company’s directors and an officer of Prides, to convert the aggregate principal amount of a promissory note issued in favor of Mr. Richardson on March 9, 2010 (the “Richardson Note”) plus all accrued and unpaid interest through the date of conversion, into common stock at a price equal to $1.00 per share (the “Richardson Debt Conversion” and, together with the Prides Debt Conversion, the “Debt Conversions”).

In addition, on April 5, 2010, the Company entered into Securities Subscription and Purchase Agreements with Mr. Richardson, Kevin N. McGrath, one of the Company’s directors and its President and Chief Executive Officer, and Lee S. Isgur, one of the Company’s directors, pursuant to which Mr. Richardson, Mr. McGrath and Mr. Isgur agreed to purchase $200,000, $200,000 and $100,000, respectively, of common stock at a price equal to $1.00 per share (the “2010 Private Placement”).

The Debt Conversions and the 2010 Private Placement each closed on June 4, 2010. At closing, the Company issued 22,088,981 shares of common stock to Prides in full satisfaction of the Prides Notes (which had $22,088,981 in aggregate principal balance plus accrued and unpaid interest), and the Company issued 506,027 shares of common stock to Mr. Richardson in full satisfaction of the Richardson Note (which had $506,027 in aggregate principal balance plus accrued and unpaid interest). In addition, the Company issued 500,000 shares of common stock in connection with the 2010 Private Placement. The Company also entered into an amendment to the Registration Rights Agreement, dated June 23, 2009 and amended on September 8, 2009, pursuant to which it agreed to register, upon the occurrence of certain conditions, the resale of the shares of common stock issued as a result of the Debt Conversions and the 2010 Private Placement.

Pursuant to the Prides Debt Conversion Agreement, Prides waived (i) the prohibition on related party transactions outside the ordinary course of business under its August 2007 Note and Warrant Purchase Agreement and the May 2008 Note and Warrant Purchase Agreement with the Company as to the Company’s registered offering of 5,275,000 shares on April 5, 2010 (the “Registered Offering”), the 2010 Private Placement and the Richardson Debt Conversion, (ii) the prepayment premium pursuant to certain of the Prides Notes in respect of the Prides Debt Conversion, and (iii) the mandatory prepayment provisions pursuant to certain of the Prides Notes in respect of the Registered Offering, the 2010 Private Placement, and the Richardson Debt Conversion.

On February 7, 2011, the Company executed Subscription Agreements with, among others, two of its directors, Kevin A. Richardson, II and Lee S. Isgur, under which Mr. Richardson and Mr. Isgur purchased $800,000 and $100,000, respectively, of common stock at a price equal to $0.4125 per share (the “2011 Private Placement”). At closing, which occurred on February 7, 2011, the Company issued 1,939,394 shares of common stock to Mr. Richardson and 242,424 shares of common stock to Mr. Isgur. As part of the 2011 Private Placement, the Company also issued two Warrants for the Purchase of Shares of Common Stock (each a “Warrant”), one Warrant to Mr. Richardson to purchase 969,697 shares of common stock and one Warrant to Mr. Isgur to purchase 121,212 shares of common stock, in each case at an exercise price of $0.3535 per share. Each Warrant has a three-year expiration date, is exercisable beginning immediately and provides for a cashless “net” exercise under certain conditions. The exercise price of each Warrant is subject to adjustment under certain circumstances; however, no adjustment to the exercise price will operate to reduce the exercise price to a price less than the closing price of the Company’s common stock on February 4, 2011.

Also on February 7, 2011, the Company executed a Registration Rights Agreement (“Registration Rights Agreement”) with, among others, the two directors and with Prides. Pursuant to the Registration Rights Agreement, the Company agreed to register the resale of the shares of common stock issued to the Purchasers and the shares of common stock issuable upon exercise of the Warrants, together with all additional unregistered shares of common stock held by the two directors and Prides.

Code of Ethics / Code of Conduct

The Board of Directors has adopted a Code of Ethics, which we periodically revise. We intend to provide disclosure of any amendments or waivers of our Code of Ethics on our website at www.ediets.com within four business days following the date of the amendment or waiver. The Code of Ethics provides policies setting forth standards of conduct applicable to our Chief Executive Officer, Chief Financial Officer and all senior financial officers to promote honest and ethical conduct, proper disclosure in the Company’s periodic filings, and compliance with applicable laws, rules and regulations.

The Board of Directors has adopted a Code of Business Conduct and Ethics (“Code of Conduct”), which we periodically revise. The Board adopted a revised Code of Conduct on February 23, 2010. Our Code of Conduct requires directors, officers and all other employees to conduct themselves in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest. Our Code of Conduct generally requires (i) officers and directors to disclose any outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to the General Counsel; and (ii) employees to disclose any outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to their immediate supervisor. The General Counsel will determine if any such outside activities, financial interests or relationships constitute a conflict of interest and a related person transaction on a case-by-case basis and will promptly disclose such activities, interests or relationships to the appropriate Committee for their review and appropriate action, if necessary. Under applicable Nasdaq rules, all related person transactions, as defined in Item 404 of S-K, must be approved by our Audit Committee or another independent body of the Board of Directors. All related person transactions will be disclosed in our applicable SEC filings as required under SEC rules.

Our Code of Ethics and Code of Conduct are posted at www.ediets.com, under the Investor Relations-Corporate Governance section.

Director Compensation

General. The Board maintains a compensation arrangement for the non-employee directors of the Board. For 2010 and 2011, the Board compensation arrangement comprises the following types and levels of compensation:

•

Initial Equity Grant. Upon initial appointment, non-employee directors are provided a grant of non-qualified stock options with an estimated grant date value of $100,000, at a per share exercise price equal to the fair market value of the Company’s shares at the grant date. These options vest and become exercisable in equal annual installments on each of the first three anniversaries of the grant date so long as the director continues to serve as a member of our Board of Directors. There were no initial equity grants in 2010.

•

Annual Equity Grant. The Board currently has a policy of granting each continuing non-employee director an annual grant of non-qualified stock options with an estimated grant date value of $50,000, at a per share exercise price equal to the fair market value of the Company’s shares at the grant date, which is the first business day of each calendar year. These options vest and become exercisable on December 31 of the year in which they are granted.

•	Annual Retainer Fees. The Board currently has a policy of providing non-employee directors an annual retainer of $40,000, which may be taken in the form of cash, non-

qualified stock options or restricted stock units. Non-employee directors who are members of Board committees are also granted annual retainers in the amount of $5,000 for committee members and $15,000 for committee chairs. Annual retainers taken in non-qualified stock options or as restricted stock units have a per share exercise price and a per share issue price, respectively, equal to the fair market value of the Company’s shares at the grant date, which is the first business day of each calendar year. Non-qualified stock options and restricted stock units vest and become exercisable in four equal installments on the grant date and on the first day of each fiscal quarter thereafter. During 2010, each of the non-employee directors elected to receive their annual retainer in stock options.

In light of the Company’s financial condition, each member of the Board has elected to defer receipt of his annual equity grant and annual retainer fees until the beginning of the third quarter of 2011.

All non-qualified stock options are converted from a stated cash value utilizing the Black-Scholes pricing model with an exercise price equal to the fair market value of the Company’s stock on the Nasdaq exchange on the grant date. Fair market value is calculated as the closing price of the Company’s stock on the Nasdaq exchange on such date. Non-employee directors are also reimbursed for reasonable expenses incurred in attending Board and committee meetings, including those for travel, food and lodging.

Director Compensation Table

The following table sets forth a summary of the compensation earned by our non-employee directors and/or paid to certain of our non-employee directors in 2010. Mr. McGrath, our Chief Executive Officer and President, is omitted from the table as he does not receive any additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	Total ($)
Kevin A. Richardson II	—	—	$90,000	$90,000
Stephen L. Cootey	—	—	$95,000	$95,000
Lee S. Isgur	—	—	$120,000	$120,000
Pedro N. Ortega-Dardet	—	—	$95,000	$95,000
Robert L. Doretti	—	—	$95,000	$95,000
Ronald Luks	—	—	$95,000	$95,000

(1)

The amounts in the “Option Awards” column reflect the aggregate grant date fair value of awards for the fiscal year ended December 31, 2010 computed in accordance with FASB ASC Topic 718, the successor to SFAS 123R (disregarding any estimate of forfeitures related to service-based vesting conditions). For additional information on the valuation assumptions regarding the fiscal 2010 grants, refer to Note 11 in our financial statements for the year ended December 31, 2010, which is included in our Annual Report on Form 10-K filed with the SEC.

(2)	The following table sets forth the aggregate number of unexercised stock options outstanding at December 31, 2010 for each of our non-executive directors.

Name	Aggregate Number of Unexercised Stock Options Outstanding at December 31, 2010
Kevin A. Richardson II	233,685
Stephen L. Cootey	242,500
Lee S. Isgur	422,467
Pedro N. Ortega-Dardet	283,785
Robert L. Doretti.	381,226
Ronald Luks	346,035

EXECUTIVE OFFICERS

Set forth below is certain information relating to our current executive officers. Biographical information with respect to Mr. McGrath is set forth above under “Proposal 1 – Election of Directors.”

Name	Age	Position
Kevin N. McGrath	58	President and Chief Executive Officer
Thomas Hoyer	48	Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Thomas J. Hoyer, CPA, 48, has served as Chief Financial Officer and Treasurer since March 2008 and Secretary since February 2009. Mr. Hoyer was previously Chief Financial Officer of Digital Angel, Inc., a manufacturer and distributor of visual ID, radio frequency and GPS tracking products, from January through May 2007. Before that, Mr. Hoyer was Chief Financial Officer of NationsRent Companies, Inc., a construction equipment distribution and services company, from 2003 through 2006. From 2002 to 2003, Mr. Hoyer was Vice President of Corporate Finance at MWH Global, Inc., a privately held environmental consulting, engineering, and construction company. He served as Chief Financial Officer of GlobEquip LLC in 2001. Mr. Hoyer began his career at Fluor Corporation, where he served in various positions with increasing levels of responsibility, most recently as Assistant Treasurer from January 1998 to January 2001. Mr. Hoyer earned a Bachelor’s Degree and a Master’s Degree in Business Administration from Clemson University and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee is responsible for reviewing and monitoring human resource and organizational matters and discharging the Board’s responsibilities relating to the compensation of our CEO and CFO, which we refer to as our named executive officers. The Compensation Committee evaluates and approves the Company’s compensation philosophy, strategy, plans, policies and programs. More specifically, the Compensation Committee’s duties and responsibilities include, among others:

•

reviewing and approving on an annual basis corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and recommending to the Board the overall compensation levels for the CEO based on such evaluation;

•	reviewing and approving the annual base salaries, annual incentive opportunities and other compensation arrangements of our named executive officers;

•

reviewing and monitoring all compensation and significant benefit plans that affect all employees and annually approving overall employee salary policies, as well as equity-based programs for all categories of employees;

•

monitoring compliance with requirements under the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers and compliance with all other applicable laws affecting employee compensation and benefits; and

•	reviewing and recommending any proposed changes in director compensation to the Board.

Our total revenue increased —% for the year ended December 31, 2010. We recorded approximately $— million in meal delivery revenue, or approximately —% of total revenues for 2010. We recorded approximately $— million in digital plans revenue, or approximately —% of total revenues for 2010. In addition, we recorded approximately $— million in business-to-business revenue, or approximately —% of total revenues for 2010. Total cost of revenue was approximately $— million for the year ended December 31, 2010 as compared to $— million for the prior year, and gross margin as a percent of revenue increased to —% for the year ended December 31, 2010 from —% in the prior year. For the year ended December 31, 2010, we had a net loss of $— million and used $— million of cash in our operations. The foregoing financial and operational results are as defined and discussed in our earnings release and Form 10-K for the year ended December 31, 2010. In April 2010, we raised an aggregate of $5.775 million in cash in a registered direct offering and private placements with three of our directors. Our financial and operational results, together with difficult economic conditions in 2010, adversely impacted our stock price. Accordingly, the equity compensation previously granted to our employees, including our named executive officers, suffered a decrease in value.

The Compensation Committee met four times in 2010, regularly conducted executive sessions with the full board without members of senior management present and consulted informally on numerous occasions. The Compensation Committee regularly reports its conclusions and actions to the full Board.

Compensation Philosophy and Objectives

The philosophy of our executive pay program is to compensate Company leaders in a manner that is (1) market competitive, (2) performance-based and (3) aligned with stockholder interests. The Company continues to significantly transform its business strategy and operational model to maximize short-term and long-term performance. In this context, the Company requires entrepreneurial leadership talent and a pay program that appropriately balances risk and reward. Accordingly, the Compensation Committee strives to set compensation levels and design pay programs that reflect both the Company’s life cycle and development stage and the talent profile it requires.

This philosophy is the basis of the Compensation Committee’s decisions regarding each of the following three components of pay: base salary, annual incentive compensation and equity-based compensation, each of which is discussed in detail below.

For our CFO, the Compensation Committee reviews and approves all elements of the executive compensation program taking into consideration recommendations from the CEO and human resources staff and information, including competitive market information, provided by compensation consultants. For the CEO, the Compensation Committee reviews and approves all elements of his compensation program taking into consideration the Board’s evaluation of the CEO, recommendations from the human resources staff and information, including competitive market information, provided by compensation consultants. However, our severance and change-in-control arrangements, which we discuss in detail beginning on page 30, have not affected the Compensation Committee’s decisions regarding other components of compensation. Those arrangements serve very specific purposes that are unrelated to the determination of a named executive officer’s total direct compensation for a specific year.

Management’s Role in the Compensation-Setting Process

Our Chief Executive Officer, Kevin N. McGrath, provides the Compensation Committee with (1) evaluations of our CFO and (2) recommendations regarding base salary levels, the performance metrics, relative weightings and levels for our annual incentive compensation and equity-based compensation awards to be paid to our CFO. Additionally, upon the Compensation Committee’s request, Mr. McGrath attends Compensation Committee meetings and provides other information to the Compensation Committee as requested. Mr. McGrath is never present during Compensation Committee deliberations of his own compensation.

Role of the Compensation Committee Consultant and Market Assessment

The Compensation Committee has the authority to retain and terminate external compensation consultants to assist it in the evaluation of executive and outside director compensation. In 2006, the Compensation Committee engaged Mercer LLC (“Mercer”) as its outside compensation advisor. In this role, Mercer reported directly to the Compensation Committee. The Compensation Committee provided direction to Mercer in terms of the scope of services requested and the Compensation Committee has the sole authority to approve consultant fees and the other terms and conditions of the engagement. The Compensation Committee also has the authority to obtain advice and assistance from external legal, accounting or other advisors.

In order to better understand competitive market rates of pay for comparable executive roles in similar companies, the Compensation Committee directed Mercer to research and provide benchmark data the Compensation Committee could use in its decision making process regarding executive compensation levels and plan designs. In working with Mercer, the following criteria were developed to form a “peer group” for benchmarking purposes:

•	annual revenues between $50 million and $200 million;

•	market capitalization between $100 million and $500 million;

•	operating model whereby a majority of business is conducted on-line;

•	reliance on a technology platform for commercial activity; and

•	focus on the medical and/or health industry.

Based on these criteria, the following nine (9) companies were used as the peer group for purposes of benchmarking executive compensation levels and program designs:

•	Cybersource Corporation (CYBS);

•	TravelZoo, Inc. (TZOO);

•	Knot, Inc. (KNOT);

•	Bluefly, Inc. (BFLY);

•	NIC, Inc. (EGOV);

•	Stamps.com (STMP);

•	Celebrate Express, Inc. (BDAY);

•	Liquidity Services (LQDT); and

•	Napster (NAPS).

In order to better understand any unique compensation considerations or practices for local companies, the Committee also directed Mercer to provide benchmark data for a select group of companies headquartered in South Florida. This information was used as another data point for comparison purposes, especially for positions where executive talent might be sourced locally. The following four (4) regional companies were used for these purposes:

•	Terremark Worldwide Inc;

•	Ultimate Software Group Inc.;

•	PetMed Express Inc.; and

•	AnswerThink Inc.

In utilizing market pay data, the Compensation Committee does not attempt to target compensation levels to any specific percentile derived from the peer group. Rather, the Compensation Committee utilizes the data as a general guideline in attempting to create an overall package that would serve to recruit, motivate and retain the entrepreneurial talent required while balancing the transitional nature of the Company’s business and the limited cash flow generated by the Company over the last three years. The performance and stockholder alignment objectives are achieved by the structure of the overall executive pay program that includes cash-based short-term incentive opportunities as well as equity-based long-term incentive opportunities when performance goals are achieved. The Compensation Committee does not apply a fixed formula for determining the level of fixed vs. variable compensation, short-term vs. long-term compensation, or cash vs. equity compensation. Nonetheless, the Compensation Committee believes that an executive pay program with a substantial emphasis on equity-based long-term incentive opportunities creates the proper risk/reward balance and stockholder alignment given the Company’s life cycle and development stage. Accordingly, when setting compensation levels, the Compensation Committee reviews and evaluates the resulting pay mix to ensure alignment with these objectives.

Executive Compensation Components

To achieve its compensation philosophy and objectives, the Compensation Committee has utilized three components of total direct compensation (“TDC”): base salary, annual incentive compensation and equity-based compensation. We do not currently provide our named executive officers with a pension plan, deferred compensation or other long-term incentive compensation other than the ability to contribute their earnings to the Company’s 401(k) Plan.

As discussed further below, each element of our 2010 compensation program is intended to encourage and foster the following results and behaviors:

Component:	Objectives/Structure:	Behavioral Focus:

Base Salary	• Provides competitive level of fixed compensation • Ideally, 25-40% of TDC for executives	• Rewards core competence relative to level of responsibility, experience and contribution

Annual Incentive Compensation	• Provides at-risk variable pay opportunity for short-term performance • Approximately 10-25% of TDC for executives • Paid in cash	• Rewards financial and operational results of the Company and the executive’s individual performance

Equity-Based Incentive Compensation	• Provides at-risk variable pay opportunity for long-term performance • Approximately 50% of TDC for executives • Paid in equity, historically stock options	• Rewards overall long-term Company performance • Aligns executive compensation with creation of stockholder value

We believe that our compensation program is designed to provide executives the appropriate incentives to pursue quality long-term growth without encouraging inappropriate risk taking. As discussed below, under our plan, our long-term incentives are structured as stock options, which only generate realized value to the executive if our stock price experiences long-term price appreciation.

Base Salaries

Why we pay base salaries. The Compensation Committee believes that payment of competitive base salaries is an important element in attracting, retaining and motivating our executives. In addition, the Compensation Committee believes that having a certain level of fixed compensation allows our executives to dedicate their full time business attention to the Company. Each executive’s base salary is designed to provide the executive with a fixed amount of annual compensation that is competitive with the marketplace. Ideally, base salaries represent less than 50% of the total direct compensation for our named executive officers.

How base salaries are determined. Each of our named executive officers has entered into an employment agreement that specifies a minimum level of base salary. The Compensation Committee is able to increase each executive’s base salary as it deems appropriate, although it did not do so in 2010. Base salaries of our named executive officers are reviewed annually and determined by the Compensation Committee. When we set the base salaries for each of our named executive officers, we consider a number of factors, including: compensation market data discussed above, the position’s complexity and level of responsibility, the position’s importance in relation to other executive positions, and the assessment of the executive’s performance. In addition, the Compensation Committee takes into consideration evaluations of each individual officer, market changes and the economic and business conditions affecting the Company at the time of the evaluation.

2010 Base Salary Decisions. Based on the Company’s performance and cash flow position, no salary increases were made in 2010. Instead, in February 2009, as part of a program of across-the-board base salary reductions, the base salaries of Mr. McGrath and Mr. Hoyer were voluntarily reduced by 25%, from the levels provided for in their employment agreements. The Compensation Committee restored these salary reductions following completion of the Company’s registered direct offering in April 2010.

2011 Base Salary Decisions. In early 2011, the Compensation Committee reviewed base salaries for each of our named executive officers. Based on the Company’s performance, the Compensation Committee determined that no base salary increase would be appropriate.

Annual Incentive Compensation

Our annual incentive compensation program has traditionally consisted of an annual cash bonus payment that we award based on achievement of company-wide annual performance measures and a subjective evaluation of the executive’s contribution during the year.

Why we pay annual incentive compensation. The Compensation Committee believes that the annual incentive compensation program encourages actions by the named executive officers that contribute to our financial and operating results and achieve other goals that the Board has recognized as important for the success of the Company. In addition, the Compensation Committee believes that the annual incentive compensation program helps achieve an appropriate balance between cash and non-cash annual compensation for our named executive officers. The appropriateness of these performance metrics and their correlation to the Company’s overall growth strategy is reviewed, and revised if necessary, annually. The annual incentive awards are designed to reward current performance by basing payment on the achievement of both quantitative performance measures that reflect contribution to our business and on a qualitative analysis of the executive’s contribution to achieving the Company’s financial and operational performance.

How annual incentive compensation awards are determined. Historically, annual incentive compensation awards are determined in four steps: (1) determination of the cash bonus opportunity, (2) establishment of the financial and operational performance metrics, (3) approval of the minimum, target and maximum levels of each performance metric for such year and the amount of bonus that will be earned for achievement of such level and (4) upon completion of the year, a review of the Company’s and the officer’s performance against such performance metrics.

2010 Annual Incentive Compensation Decisions. In February 2010, the Compensation Committee established incentive compensation payments to be awarded to our named executive officers and other key employees in the event that the Company achieved certain EBITDA performance targets in 2010. Because the Company did not achieve these performance targets, no incentive compensation payments were awarded. However, the Compensation Committee retained the right to pay discretionary bonuses for significant performance accomplishments that exceed expectations or when viewed as necessary to recognize key contributors. Based on the Compensation Committee’s assessment of performance in 2010, no discretionary compensation payments were awarded to our named executive officers.

Equity-Based Compensation

The Company has two employee equity plans: (1) its Stock Option Plan, initially adopted in 1999, as amended and restated in April 2002 and as further amended in October 2009 (the “1999 Plan”) and (2) its Equity Incentive Plan initially adopted in 2004, as amended in March 2008 and as further amended and restated in 2010 (the “2010 Plan”). A proposal to further amend the 2010 Plan is subject to stockholder approval. See “Proposal 3 – Amendment of 2010 Equity Incentive Plan” beginning on page •.

The 1999 Plan allows only for the granting of stock options. Under the 1999 Plan, option grants have an exercise price equal to the fair market value on the date of grant, vest ratably over a two- or three-year period and expire five or ten years from the date of grant. As of March 4, 2011, there were 578,659 shares subject to outstanding grants under the 1999 Plan. The 1999 Plan expired in November 2009. Although existing grants are not affected, the Company cannot award additional grants under the 1999 Plan following its expiration.

The 2010 Plan allows for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock units, deferred stock and unrestricted stock. As of March 4, 2011, there were 1,102,473 shares remaining available for grant under the 2010 Plan. See “Proposal 3 – Amendment of 2010 Equity Incentive Plan” beginning on page •.

Why we pay equity-based compensation. The Compensation Committee’s philosophy is that a significant portion of an executive’s compensation should be based directly upon the value of long-term incentive compensation in the form of stock ownership or stock option awards so as to align the financial interests of our officers with those of our stockholders. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in our growth and prosperity (through grants of stock options), while maintaining other components of our compensation program at externally equitable levels, will incentivize and reward officers for sound business management, develop a high-performance team environment, foster the accomplishment of short-term and long-term strategic and operational objectives and compensate officers for improvement in stockholder value, all of which are essential to our ongoing success.

How equity-based compensation is determined. Each year, the Compensation Committee evaluates the appropriate form of equity-based compensation that the Company will grant as part of its long-term incentive compensation and approves the amount of equity-based awards that will be granted to our named executive officers.

Initially, the Compensation Committee reviews the appropriateness of the continued use of stock options as compared to restricted stock units and other forms of equity-based compensation and receives reports from its compensation consultant with alternatives and recommendations. After consideration of the relevant tax, accounting, dilution, valuation, retention, incentive and other considerations, the Compensation Committee concluded that, for 2010, non-qualified stock options were the appropriate form of equity-based, long-term incentive compensation. Stock options for our executives are granted at the prevailing market price on the grant date and thus will only have realized value to our executives if our stock price increases. Generally, grants vest annually in equal amounts over a period of three years. We believe that this vesting schedule aids us in retaining executives and motivating longer-term performance.

In addition to the above considerations, in 2010 the Compensation Committee recognized that the Company’s financial position could make it difficult to provide our named executive officers with competitive levels of cash compensation. Accordingly, the Compensation Committee adjusted its methodology for determining the amount and timing of stock option grants to executives. Under the adjusted methodology, the Compensation Committee increased the target number of stock options to be granted to our named executive officers to compensate partially for the dollar value of base salary reductions accepted by our named executive officers in 2009. The Compensation Committee applied the same adjusted methodology to stock option determinations for Company employees generally.

As part of the new methodology, in February 2010 the Compensation Committee agreed to first approve a target dollar value of the long-term incentive grants to our named executive officers based on a review of the 2010 peer group analysis and an evaluation of the individual officer’s responsibilities, contributions and performance in the prior year. Once a target number of options was calculated, the Compensation Committee retained discretion to adjust up or down the actual number of options granted.

2010 Equity-Based Compensation Decisions. In 2010, the Compensation Committee approved the following stock option awards for our named executive officers:

Executive:	Number of Shares Underlying Options Granted
	August 2010	Total
Kevin N. McGrath	175,000	175,000
Thomas Hoyer	145,000	145,000

The August 2010 stock options were granted with an exercise price of $1.00. The stock options grants generally have a ten-year term and vest ratably over three years from the date of grant.

In March of 2011, we expect to grant Mr. Hoyer 10,000 restricted stock units in respect of the Company’s obligation to grant 5,000 restricted stock units for 2010 and 2011, respectively, under the terms of Mr. Hoyer’s employment agreement. The restricted stock units are subject to performance-based vesting conditions that have not yet been established by the Board, and thus no compensation expense has been recorded related to these restricted stock units. If the Board does not establish performance-based vesting conditions prior to the expiration of the restricted stock units, the restricted stock units will be forfeited.

Severance Pay Plan

On January 4, 2010, the Company implemented a Severance Pay Plan in which an operating vice president of the Company (“Covered Employee”), as designated from time to time by the Board of Directors or the Compensation Committee of the Board of Directors, will be entitled to severance benefits pursuant to the following terms and conditions. In February 2011, the Board designated the Company’s Chief Information Officer, Vice President of Meal Delivery and Vice President of Finance as operating vice presidents covered under the Severance Pay Plan.

In the event that the Covered Employee is terminated by the Company for reasons other than “misconduct” (defined below), retirement, voluntary resignation or job abandonment, the Covered Employee shall be entitled to receive the following severance benefits subject to the Covered Employee’s execution of an effective agreement and general release (“Termination Agreement”) with the Company:

•

Payment of the Covered Employee’s base salary for a period of six (6) months following termination of employment. At the discretion of, and subject to any conditions established by, the Board of Directors or the Compensation Committee, this payment may be made through awards of Company common stock under its Equity Incentive plan, subject to any conditions established by the Board of Directors or the Compensation Committee. All such payments will be made in accordance with the Company’s normal payroll practices in effect on the termination date and the aggregate amount of such payments shall be reduced by the present value of any other cash severance or termination benefits payable to the Covered Employee under any other plans, programs or arrangements of the Company or its affiliates.

•

Participation at the Company’s expense for the Covered Employee and his then-eligible dependents in the Company’s group health plans pursuant to the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”) for a period of six (6) months following termination of employment.

•

Immediate vesting on the effective date of the Termination Agreement of all unvested equity grants, but only in the event that the Covered Employee is terminated without “cause” within twelve months following a “change of control” (defined below).

For the purposes of the Severance Policy, “misconduct” means:

•	any act or omission by the Covered Employee resulting or intended to result in personal gain at the expense of the Company;

•	performance by the Covered Employee of his or her employment duties in a manner deemed by the Company to be grossly incompetent or grossly negligent;

•

misconduct by the Covered Employee, including, but not limited to, fraud, failure to abide by the policies, rules and procedures of the Company (including, for example, the Company’s employee handbook or code of conduct), insubordination, dishonesty, theft, violent acts or threats of violence, unauthorized possession of alcohol or controlled substances on the property of the Company, or the use the Company’s property, facilities or services for unauthorized or illegal purposes;

•

the improper disclosure by the Covered Employee of proprietary or confidential information or trade secrets of the Company, or intellectual property that the Company is under a duty to protect, including but not limited to breach of the provisions of any confidentiality, non-competition or non-solicitation obligations in effect with the Company;

•	the commission of a criminal act by the Covered Employee, whether or not performed in the workplace, which, if generally known, could subject the Company to public ridicule or embarrassment;

•	conviction of, or plea of nolo contendere to, a crime constituting (i) a felony under the laws of the United States or any state thereof or (ii) a misdemeanor involving moral turpitude;

•	any act or omission that would constitute grounds for termination under the Company’s employee handbook;

•	continued failure substantially to perform the Covered Employee’s duties for a period of 10 days following written notice by the Company to the Covered Employee of such failure; or

•

willful malfeasance or willful misconduct in connection with the Covered Employee’s duties or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates.

For the purposes of the Severance Pay Plan, “change of control” means (i) the sale or disposition, in one or a series of related transactions, of all, or substantially all, of the assets of the Company to any

“person” or “group” (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Exchange Act) other than Prides Capital Partners, LLC and its affiliates; or (ii) any person or group, other than Prides Capital Partners, LLC and its affiliates, is or becomes the “beneficial owner” as that term is defined in Rule 13d-3 under the Exchange Act (except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or an entity that controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise.

The Compensation Committee believes that such termination, severance and change of control arrangements are in the best interests of the Company’s stockholders to assure the continued dedication of its key employees notwithstanding the possibility, threat or occurrence of a termination and/or change of control. The Compensation Committee also believes that such arrangements are necessary to attract and retain key employees in a competitive labor market because similar protections are typically provided by other companies with which the Company competes for executive talent. Moreover, the methodology of providing additional compensation in the event of a termination within certain time periods following a change of control, as described above, provides a retention incentive during what can often be an uncertain time for executives and provides them with additional compensatory motivation to complete a transaction that the Board of Directors believes is in the best interests of the Company and its stockholders.

Other Benefits

The Company does not provide its named executive officers with any perquisites not provided to other executives and salaried employees. The Company provides various benefits and compensation related programs to executives and other salaried employees that allow the Company to provide a full and comprehensive compensation package to recipients. The elements of these programs are:

•

A 401(k) Plan wherein the Company annually matches up to 25% of employee contributions on a discretionary basis. The Company’s matching contribution vests based on the employee’s years of continuous service over a period of five years;

•	Medical and dental insurance for which the Company pays a maximum of 80% of the premiums;

•	Life and accidental death and dismemberment (AD&D) insurance coverage of one time the employee’s base salary (with a maximum of $150,000) paid for by the Company; and

•	Long Term Disability and Short Term Disability insurance, again paid for by the Company.

Severance and Change of Control Benefits

We have entered into employment agreements with our named executive officers, Mr. McGrath and Mr. Hoyer. Each of these agreements provides for certain payments and other benefits if the executive’s employment terminates under certain circumstances, including in the event of a change in control. See “Narrative Disclosure to Summary Compensation Table — Employment Agreements” for a discussion of the terms of the employment agreements.

Our severance and change-in-control arrangements are a direct result of negotiations between us and each of Mr. McGrath and Mr. Hoyer in the context of their employment agreements. The Compensation Committee determined that the severance and change-in-control arrangements were necessary at the time each employment agreement was executed to assist us in retaining each of the executives and to be competitive with the severance and change-in-control arrangements offered to top executive officers by other public companies. The structure, terms and payout levels of the arrangements reflect what the Compensation Committee deemed, in consultation with its outside counsel and compensation consultant, to be competitive at the time such arrangements were adopted with arrangements offered to similarly situated executives at other large, public companies both inside and outside of the telecommunications industry. In addition, the Compensation Committee believed that the change in control arrangements were an important part of overall compensation for those named executive officers because they would help to secure the continued employment and dedication of those officers, notwithstanding any concern that they might have regarding their own continued employment prior to or following a change in control.

Other Compensation Practices

Equity Grant Practices. It is the Compensation Committee’s practice to insure that stock option grants are not impacted by the release of material non-public information. The exercise price of a stock option will continue to be equal to the closing price of our common stock on the date of the grant.

Tax Deductibility of Compensation. The Internal Revenue Code disallows corporate tax deductions for executive compensation in excess of $1 million for the Company’s CEO or the next four most highly compensated officers of the Company. Internal Revenue Code Section 162(m) allows certain exemptions to the deduction cap, including pay programs that depend on formulas and, therefore, are “performance-based.” The Compensation Committee considers the deductibility of compensation when reviewing and approving pay levels and pay programs, but reserves the right to award compensation that is not deductible under 162(m) if it is determined to be in the best interests of the Company and its stockholders. At the present time, the Company is not at risk of losing a deduction under 162(m) because no individual covered by the law receives compensation in excess of $1 million. As noted above, the Company attempts to operate in a manner that maintains an appropriate cost structure. As part of this effort, the Company regularly reviews the accounting treatment of different forms of compensation, including the forms of awards available under the Equity Incentive Plan, to determine which forms of awards, if any, (1) serve to motivate appropriately the Company’s executive officers to enhance stockholder value and (2) enable the Company to operate within an appropriate cost structure.

Summary

The Compensation Committee and the Board believe that the caliber and motivation of all our employees are essential to the Company’s performance. The Compensation Committee believes our management compensation programs contribute to our ability to differentiate our performance from others in the marketplace. Moreover, we believe that the Company’s overall executive compensation philosophy and programs are market competitive, performance-based and stockholder aligned. Accordingly, the Compensation Committee strives to assure that the Company will continue to attract, motivate and retain high caliber executive management to serve the interests of the Company and its stockholders. We will continue to evolve and administer our compensation program in a manner that we believe will be in our stockholders’ interests and worthy of stockholder support.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

The Compensation Committee

Lee S. Isgur (Chair)
Ronald Luks
Stephen Cootey

March [ ], 2011

Executive Compensation Tables

The following table presents certain summary information for the fiscal years ended December 31, 2010, 2009 and 2008 concerning compensation earned for services rendered in all capacities by our Chief Executive Officer and our Chief Financial Officer. Our disclosure is limited to our CEO and CFO because we do not have any other executive officers whose total compensation exceeds $100,000. We refer to our CEO and CFO collectively as named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Total ($)

Kevin N. McGrath Chief Executive Officer (1)	2010	$240,938	$—	$45,238	$286,176
	2009	$263,750	$—	$139,573	$403,323
	2008	$—	$1,445,000	$690,975	$2,135,975

Thomas Hoyer Chief Financial Officer (2)	2010	$235,577	$—	$37,483	$273,060
	2009	$230,769	$16,850	$185,518	$433,137
	2008	$194,231	$307,740	$352,342	$854,313

(1)	Mr. McGrath joined us in December 2008.
(2)	Mr. Hoyer joined us in March 2008.
(3)

The amounts shown in this column represent the grant date fair values for the restricted stock units granted to the named executive officers (disregarding any estimate of forfeitures related to service-based vesting conditions). The 2008 award values were recalculated from amounts shown in prior proxy statements to reflect their grant date fair values computed in accordance with FASB ASC Topic 718, as required by SEC rules. These restricted stock units were awarded subject to performance-based vesting conditions, which have not yet been established by the Board and thus no compensation expense for the current year or prior year restricted stock unit awards has been recorded during the year ended December 31, 2010 related to these restricted stock units. If the Board does not establish performance-based vesting conditions prior to the expiration of the restricted stock units, the restricted stock units will be forfeited.

(4)

The amounts shown in this column represent the grant date fair values of the option awards granted to the named executive officers. The 2008 award values were recalculated from the amounts shown in prior proxy statements to reflect the grant date fair values computed in accordance with FASB ASC Topic 718, as required by SEC rules. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 11 of our financial statements filed on Form 10-K for the fiscal year ended December 31, 2010.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

As discussed above under the caption “Compensation Discussion and Analysis,” we have entered into employment agreements with Mr. McGrath and Mr. Hoyer in order to further our ability to retain their services as executive officers of the Company.

On December 30, 2008, the Company entered into an employment agreement with Kevin N. McGrath, the Company’s President and Chief Executive Officer. Under the terms of the agreement, Mr. McGrath is entitled to a base salary in the amount of $325,000, which may be increased from time to time in the sole discretion of the Board of Directors. Mr. McGrath may earn an annual bonus of up to 50% of his base salary, which percentage may be increased by the Board in its discretion, based upon the achievement of performance goals established by the Board of Directors. Mr. McGrath was also granted 450,000 stock options and 425,000 shares of restricted stock units which are subject to specified vesting schedules and other conditions.

On March 7, 2008, the Company entered into an employment agreement with Thomas Hoyer, the Company’s Chief Financial Officer. Under the terms of the agreement, Mr. Hoyer is entitled to a base salary in the amount of $250,000, which may be increased from time to time in the sole discretion of the Board of Directors. Mr. Hoyer may earn an annual bonus of up to 30% of his base salary based upon the achievement of performance goals established by the Board of Directors. Mr. Hoyer was also granted 172,000 stock options and 69,000 shares of restricted stock units which are subject to specified vesting schedules and other conditions. Mr. Hoyer will also be granted on the first business day of each calendar year during the term of the agreement 52,500 options and 5,000 shares of restricted stock units which are subject to specified vesting schedules and other conditions.

We refer to the employment agreements with Mr. McGrath and Mr. Hoyer each as an “Employment Agreement” and together as the “Employment Agreements.”

Material Terms of the Employment Agreements

The Employment Agreements have a 36-month term and automatically extend for subsequent 12-month periods unless the Company or the executive provides the other party with 90 days prior written notice that the term will not be extended. On March 7, 2011, the term of Mr. Hoyer’s Employment Agreement extended for an additional 12-month period.

The Employment Agreements provide for severance and other remedies after termination by the Company or by the executives that vary, depending upon the events preceding and/or causing the termination and whether such termination occurs after a Change of Control and how long after a Change of Control any such termination occurs.

In the event that Mr. McGrath’s employment is terminated without Cause within 12 months following a Change of Control or by Mr. McGrath for Good Reason within three months following a Change of Control, he is entitled to continued payment of his base salary in accordance with normal payroll practices for 12 months following termination, subject to specified conditions, payment by the Company for his participation in COBRA for 12 months following termination, immediate vesting of all unvested options and restricted stock units and 50% of his base salary payable within 2.5 months after the end of the applicable fiscal year.

In the event that Mr. McGrath’s employment is terminated without Cause (other than the situation in the above paragraph) other than by reason of death or Disability or Mr. McGrath resigns for Good Reason (other than the situation in the above paragraph), he is entitled to continued payment of his base salary in accordance with normal payroll practices for 12 months following termination, subject to specified conditions, and payment by the Company for Mr. McGrath’s participation in COBRA for 12 months following termination.

Mr. McGrath’s Employment Agreement provides, subject to specified conditions, that if any amounts payable to Mr. McGrath would constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and be subject to the excise tax imposed by Section 4999 of the Code, then the payments will be reduced to the minimum extent necessary to avoid imposition of the excise tax. If this reduction would result in the amount of parachute payments being reduced by 10% or more, then, subject to specified conditions, Mr. McGrath would be entitled to receive a gross-up payment in an amount equal to excise tax imposed on the parachute payment.

In the event that Mr. Hoyer’s employment is terminated without Cause within 12 months following a Change of Control or by Mr. Hoyer for Good Reason not within three months following a Change of Control, he is entitled to continued payment of his base salary in accordance with normal payroll practices for 12 months following termination, subject to specified conditions, payment by the Company for Mr. Hoyer’s participation in COBRA for 12 months following termination, and immediate vesting of all unvested options and restricted stock units.

In the event that Mr. Hoyer’s employment is terminated without Cause (other than the situation in the above paragraph) other than by reason of death or Disability or Mr. Hoyer resigns for Good Reason (other than the situation in the above paragraph), he is entitled to continued payment of his base salary in accordance with normal payroll practices for 12 months following termination, subject to specified conditions, payment by the Company for Mr. Hoyer’s participation in COBRA for 12 months following termination and immediate vesting of his unvested options which would otherwise have vested in the year of termination.

Mr. Hoyer’s Employment Agreement provides, subject to specified conditions, that if any amounts payable to Mr. Hoyer would constitute parachute payments within the meaning of Section 280G of the Code and be subject to the excise tax imposed by Section 4999 of the Code, then Mr. Hoyer will receive whichever of the following provides the greatest amount of benefit: (i) the full amount, or (ii) a lesser amount that that would result in no portion of the benefits being subject to the excise tax.

In the event that Messrs. McGrath’s or Hoyer’s employment were terminated following Disability, the executive would receive a pro rata portion of the executive’s annual bonus based on the percentage of the year that has elapsed through the date of termination, payable within 2.5 months after the end of the applicable fiscal year, and the right to exercise the vested portion of any options for a period of 12 months from the date of the termination.

In the event that Messrs. McGrath’s or Hoyer’s employment is terminated following the executive’s death, the Employment Agreements provide that the executive’s estates will receive the right to exercise the vested portion of any options for a period of twelve months from the date of the death. In addition, Mr. McGrath’s estate would receive a pro rata portion of his annual bonus based on the percentage of the year that has elapsed through the date of termination, payable within 2.5 months after the end of the applicable fiscal year.

The Employment Agreements contain confidentiality/intellectual property and non-compete obligations. If the executive breaches these obligations, the Company may cease making any payment or providing any benefit required by the executive’s Employment Agreement.

Definitions Applicable to the Employment Agreements

The following are definitions of “Cause,” “Good Reason,” “Disability,” “Change of Control” and “COBRA” as such terms are discussed below.

“Cause” is defined to mean (1) the executive’s continued failure substantially to perform his duties under the Employment Agreement (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to the executive of such failure, (2) dishonesty in the performance of the executive’s duties under the Employment Agreement, (3) the executive’s conviction of, or plea of nolo contendere to a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (4) the executive’s willful malfeasance or willful misconduct in connection with the executive’s duties under the Employment Agreement or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (5) the executive’s breach of the provisions of under the Employment Agreement relating to non-competition and confidentiality/intellectual property. In Mr. McGrath’s Employment Agreement, (1) above is the willful breach or habitual neglect by the executive of his job duties and responsibilities under the Employment Agreement.

“Good Reason” is defined to mean (1) a material diminution of the executive’s base salary, (2) any material breach by the Company of any material agreement between the executive and the Company concerning the terms and conditions of the executive’s employment with the Company, or (3) subject to specified conditions, a material diminution in the executive’s position or authority, duty, or responsibilities other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company within 30 days after the receipt of written notice thereof from the executive, or (4) any relocation of the location at which the executive is required to provide his services to a location that is more than 50 miles from its location as of the effective date of the Employment Agreement; provided that the events described in (1), (2), (3) or (4) above constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from the executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” will cease to exist for an event on the 60th day following its occurrence, unless the executive has given the Company written notice thereof prior to such date.

“Disability” is defined to mean physically or mentally incapacitated and therefore unable for a period of three consecutive months or for an aggregate of six months in any 24 consecutive month period to perform job duties.

“Change of Control” is defined to mean (i) the sale or disposition, in one or a series of related transactions, of all, or substantially all, of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Exchange Act) other than Prides Capital Partners, LLC and its affiliates; or (ii) any person or group, other than Prides Capital Partners, LLC and its affiliates, is or becomes the “beneficial owner” as that term is defined in Rule 13d-3 under the Exchange Act (except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or an entity that controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise.

“COBRA” is defined to mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Outstanding Equity Awards at Fiscal Year End Table

The following table sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards held by each of our named executive officers as of December 31, 2010.

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (1)
Name	Grant Date	Exercisable	Unexercisable

Kevin N. McGrath	12/30/2008	148,500	301,500	(2)	$3.30	12/30/2013	—		—
	06/24/2009	—	25,000	(3)	$0.94	06/24/2019	—		—
	11/19/2009	—	175,000	(4)	$1.53	11/19/2019	—		—
	08/23/2010	—	175,000	(10)	$1.00	08/23/2020	—		—
	12/30/2008	—	—		—	—	425,000	(5)	$552,500

Thomas Hoyer	03/07/2008	56,760	115,240	(6)	$4.52	03/07/2013	—		—
	01/02/2009	—	52,500	(7)	$3.37	01/02/2014	—		—
	06/24/2009	—	25,000	(8)	$0.94	06/24/2019	—		—
	11/19/2009	—	125,000	(9)	$1.53	11/19/2019	—		—
	08/23/2010	—	145,000	(11)	$1.00	08/23/2020	—		—
	03/07/2008	—	—		—	—	69,000	(5)	$89,700
	01/02/2009	—	—		—	—	5,000	(5)	$6,500

(1)

Market value of our stock awards that have not vested is determined by multiplying the number of shares not vested as of December 31, 2010 by $0.50 (the closing price of the Company’s common stock on December 31, 2010, the last trading day of 2010).

(2)	153,000 options vest on 12/30/2011.
(3)	8,250 options vest on 6/24/2011; and 8,500 options vest on 6/24/2012.
(4)	57,750 options vest on 11/19/2011; and 59,500 options vest on 11/19/2012.
(5)

These restricted stock units are subject to performance-based vesting conditions, which have not yet been established by the Board, and thus no compensation expense has been recorded during the year ended December 31, 2010 related to these restricted stock units.

(6)	58,480 options vest on 3/7/2011.
(7)	17,325 options vest on 1/2/2011; and 17,850 options vest on 1/2/2012.
(8)	8,250 options vest on 6/24/2011; and 8,500 options vest on 6/24/2012.
(9)	41,250 options vest on 11/19/2011; and 42,500 options vest on 11/19/2012.
(10)	57,750 options vest on 8/23/2011; 57,750 options vest on 8/23/2012; and 59,500 options vest on 8/23/2013.
(11)	47,850 options vest on 8/23/2011; 47,850 options vest on 8/23/2012; and 49,300 options vest on 8/23/2013.

Potential Payments Upon Termination or Change of Control

As discussed above under “Narrative Disclosure to Summary Compensation Table” beginning on page •, our employment agreements with Mr. McGrath and Mr. Hoyer provide for severance payments under certain circumstances. The impact of these provisions is illustrated below.

In the event that Mr. McGrath’s employment is terminated without Cause within 12 months following a Change of Control or by Mr. McGrath for Good Reason within three months following a Change of Control, he is entitled to continued payment of his base salary in accordance with normal payroll practices for 12 months following termination, payment by the Company for his participation in COBRA for 12 months following termination, immediate vesting of all unvested options and restricted stock and 50% of his base salary payable within 2.5 months after the end of the applicable fiscal year. If such termination or resignation had occurred on December 31, 2010, Mr. McGrath would have received aggregate payments in the amount of $504,255, which includes $325,000 in base salary payments, $16,755 in COBRA benefits and $162,500 as payment of 50% of his base salary.

In the event that Mr. McGrath’s employment is terminated without Cause (other than the situation in the above paragraph) other than by reason of death or Disability or Mr. McGrath resigns for Good Reason (other than the situation in the above paragraph), he is entitled to continued payment of his base salary in accordance with normal payroll practices for 12 months following termination, and payment by the Company for Mr. McGrath’s participation in COBRA for 12 months following termination. If such termination or resignation had occurred on December 31, 2010, Mr. McGrath would have received aggregate payments in the amount of $341,755, which includes $325,000 in base salary payments and $16,755 in COBRA benefits.

In the event that Mr. Hoyer’s employment is terminated without Cause within 12 months following a Change of Control or by Mr. Hoyer for Good Reason not within three months following a Change of Control, he is entitled to continued payment of his base salary in accordance with normal payroll practices for 12 months following termination, payment by the Company for Mr. Hoyer’s participation in COBRA for 12 months following termination, and immediate vesting of all unvested options and restricted stock. If such termination or resignation had occurred on December 31, 2010, Mr. Hoyer would have received aggregate payments in the amount of $264,369, which includes $250,000 in base salary payments and $14,369 in COBRA benefits.

In the event that Mr. Hoyer’s employment is terminated without Cause not (other than the situation in the above paragraph) other than by reason of death or Disability or Mr. Hoyer resigns for Good Reason (other than the situation in the above paragraph), he is entitled to continued payment of his base salary in accordance with normal payroll practices for 12 months following termination, payment by the Company for Mr. Hoyer’s participation in COBRA for 12 months following termination and immediate vesting of his unvested options which would otherwise have vested in the year of termination. If such termination or resignation had occurred on December 31, 2010, Mr. Hoyer would have received aggregate payments in the amount of $264,369, which includes $250,000 in base salary payments and $14,369 in COBRA benefits.

In the event that Messrs. McGrath’s or Hoyer’s employment were terminated following Disability, the executive would receive a pro rata portion of the executive’s annual bonus based on the percentage of the year that has elapsed through the date of termination, payable within 2.5 months after the end of the applicable fiscal year, and the right to exercise the vested portion of any options for a period of twelve months from the date of the termination.

If Mr. McGrath’s employment had been terminated on December 31, 2010 following Disability, he would have received aggregate compensation in the amount of $162,500 from his annual bonus for 2010.

If Mr. Hoyer’s employment had been terminated on December 31, 2010 following Disability, he would have received aggregate compensation in the amount of $75,000 from his annual bonus for 2010.

The value of Messrs. McGrath’s and Hoyer’s accelerated stock options was calculated as the excess of the market price of our common stock on December 31, 2010 ($0.50) over the exercise price of any stock option which was unvested as of such date. None of the accelerated stock options have an excess of the market price over the exercise price.

SECURITY OWNERSHIP

The table below shows the beneficial ownership as of March 4, 2011 (unless otherwise specified) of our common stock held by each of the directors, nominees for director, named executive officers, all current directors and executive officers as a group and each person known to us to be the beneficial owner of more than 5% of our common stock. Such information is based upon information filed by such persons with the SEC or provided to the Company by such persons or by other sources believed to be reliable. As of March 4, 2011, we had 61,230,338 shares of common stock outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Prides Capital Partners, LLC	38,536,258	(1)	61.6%
Lee S. Isgur	1,367,831	(2)	2.2%
Pedro N. Ortega-Dardet	263,737	(3)	*
Robert L. Doretti	310,226	(4)	*
Ronald Luks	312,290	(5)	*
Kevin N. McGrath	1,391,965	(6)	2.3%
Thomas Hoyer	197,670	(7)	*
Kevin A. Richardson, II	43,658,015	(8)	68.4%
Stephen Cootey	184,000	(9)	*
All directors and named executive officers as a group (8 persons)	47,684,437		72.0%

*	Less than 1%

Except as otherwise indicated, the address of each person named in this table is c/o eDiets.com, Inc., 1000 Corporate Drive, Suite 600, Fort Lauderdale, Florida.

(1)

Includes warrants to purchase 1,209,652 shares of common stock issued during 2009 that are exercisable within sixty (60) days of March 4, 2011 and 144,626 shares issuable upon exercise of stock options that are exercisable within sixty (60) days of March 4, 2011. The address for Prides Capital Partners, LLC is 200 State Street, 13th Floor, Boston, MA 02109. Kevin A. Richardson II has voting and investment control over the shares held by Prides Capital Partners, LLC.

(2)	Includes 2,000 shares held by a revocable trust of which Mr. Isgur is the trustee and beneficiary and 351,467 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of March 4, 2011. Also includes warrants to purchase 208,665 shares of common stock issued during 2009 and 2011 that are exercisable within sixty (60) days of March 4, 2011.

(3)	Includes 14,404 shares received in connection with the merger of DietSmart, Inc. with and into eDiets.com, Inc. in 2001, 7,202 shares held by the Pedro N. Ortega Revocable Trust and 219,035 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of March 4, 2011.
(4)	Represents 310,226 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of March 4, 2011.
(5)	Includes 275,035 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of March 4, 2011.
(6)	Includes warrants to purchase 257,265 shares of common stock issued during 2009 that are exercisable within sixty (60) days of March 4, 2011 and 363,000 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of March 4, 2011.
(7)	Represents 197,670 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of March 4, 2011.
(8)	This number includes 38,536,258 shares beneficially owned by Prides Capital Partners, LLC and over which Kevin A. Richardson, II has voting and investment control. Also includes 175,185 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of March 4, 2011 and warrants to purchase 1,104,697 shares of common stock issued during 2009 and 2011 that are exercisable within sixty (60) days of March 4, 2011.
(9)	Represents 184,000 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of March 4, 2011.

PROPOSAL 3 – APPROVE AMENDMENTS TO THE 2010 EQUITY INCENTIVE PLAN

Proposed Amendment

At the Annual Meeting, we will ask the stockholders to approve and adopt amendments to the Company’s 2010 Equity Incentive Plan (the “2010 Plan”) to increase the maximum number of shares of common stock available for issuance under the 2010 Plan by 4,000,000 shares, bringing the total shares reserved for issuance under the 2010 Plan to 10,000,000 shares. The proposed amendment provides for additional shares of common stock to be made available for the grant of equity compensation to executives and key employees. The new shares are vital to implementing the Company’s compensatory objectives of attracting entrepreneurial talent, emphasizing equity over cash compensation and aligning the long-term interests of executives and key employees with the Company’s stockholders.

Stockholders are being asked to approve amendments to the 2010 Plan in order to satisfy rules and regulations of Nasdaq relating to equity compensation, to qualify compensation under the 2010 Plan as performance-based for purposes of Section 162(m) of the Code, and to qualify options for treatment as incentive stock options for purposes of Section 422 of the Code in the event the Compensation Committee decides to grant incentive stock options in the future. If stockholders do not approve the proposed amendment, the number of shares reserved for issuance under the 2010 Plan will remain 6,000,000.

A complete copy of the 2010 Plan including the proposed amendment is attached to this proxy statement as Appendix A.

Summary of the 2010 Plan Features

The following summary of the material features of the 2010 Plan is qualified in its entirety by the full text of the 2010 Plan that appears as Appendix A to this proxy statement.

General Summary

The purpose of the 2010 Plan is to advance the interests of the Company by providing for the grant of stock-based and other incentive awards to key employees and key non-employees of the Company. The 2010 Plan will become effective on the date of its approval by the stockholders and will terminate on the date of the annual meeting of the Board of Directors immediately following the tenth (10th) anniversary of the Board’s adoption of the 2010 Plan, which occurred on October 7, 2009. The 2010 Plan is administered by the Compensation Committee of the Board of Directors.

The 2010 Plan provides for the grant of stock options (both non-statutory options or “NSOs” and, in the case of employees, incentive stock options or “ISOs”), stock appreciation rights (“SARs”), restricted stock, deferred stock and unrestricted stock. No option may be transferred by a participant other than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order, and during the participant’s lifetime the option may be exercised only by him or her; provided, however, that the Board of Directors or the Compensation Committee, in its discretion, may allow the transfer of non-qualified stock options for no value by the participant to certain immediate family members.

Number of Shares.

If stockholders approve the proposed amendment, a maximum of 10.0 million shares of common stock may be delivered in satisfaction of awards made under the 2010 Plan. The maximum number of shares of common stock that may be issued in any calendar year pursuant to the exercise of ISOs, and the maximum number of shares of common stock that may be issued in any calendar year pursuant to the exercise of NSOs, will each be 3.0 million. The maximum number of shares of common stock for which stock options may be granted in any calendar year, and the maximum number of shares of common stock subject to SARs granted in any calendar year, will each be 2.0 million. The maximum number of shares subject to performance awards in any calendar year will be 800,000. In the event of a stock dividend, stock split or other change in the Company’s capital structure, or a distribution to stockholders other than normal cash dividends, the Compensation Committee will make appropriate adjustments to the limits described above and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to and available for awards, any exercise prices relating to awards and any other provisions of awards affected by the change. The Compensation Committee may also make similar adjustments in response to any other event, as the Compensation Committee deems appropriate, to avoid distortion in the operation of the 2010 Plan.

The share limitations described above are in addition to the limitation on the number of shares available for awards under the 2010 Plan.

The additional 4.0 million shares that may be issued under the 2010 Plan represents approximately 6.5% of the total number of shares of the common stock outstanding on March 4, 2011. On March 4, 2011, approximately 578,659 shares remained issuable in connection with outstanding awards under the Company’s 1999 Stock Option Plan and approximately 4,561,115 shares remained issuable in connection with outstanding awards under the 2010 Plan.

Administration of the 2010 Plan.

The 2010 Plan is administered by the Compensation Committee. The Compensation Committee’s members are required to satisfy applicable requirements for independence. The Compensation Committee will have full authority to determine who will receive awards and to determine the types of awards to be granted as well as the amounts, terms, and conditions of any awards. The Compensation Committee will determine any questions that may arise regarding the interpretation and application of the provisions of the 2010 Plan and to make, administer and interpret such rules and regulations as it deems necessary or advisable. The Compensation Committee’s determinations are conclusive and bind all parties.

Eligibility.

Participation in the 2010 Plan is limited to the Company’s key employees and to key non-employees (other persons or entities including consultants and non-Employee directors of the Company who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to the success of the Company). As of March 4, 2011, the approximate number of eligible key employees and key non-employees was 45 and 1, respectively.

Stock Options.

Each stock option awarded under the 2010 Plan will be a non-ISO unless expressly designated as an ISO at the time of the grant. The exercise price of stock options granted under the 2010 Plan will be determined by the Compensation Committee, but may not be less than 100% of the fair market value of the common stock subject to the option, determined at the time the option is granted. As of March 4, 2011, the market price of the Company’s common stock as reported on Nasdaq was $0.66 per share. The term of any option granted under the 2010 Plan may not exceed ten years. Options will be exercisable at such time or times and on such conditions as the Compensation Committee specifies.

Stock Appreciation Rights.

SARs may be granted either in tandem with or independent of stock options. Each SAR entitles the holder of the SAR, in general, to receive upon exercise the excess of the fair market value of the underlying common stock at the time of exercise over the fair market value of the common stock on the date the SAR was granted. The Compensation Committee may also grant SARs that implement other bases for common stock value comparison including, but not limited to, comparisons to stock indices.

Restricted Stock Awards; Unrestricted Stock.

The 2010 Plan provides for awards of nontransferable shares of common stock subject to repurchase or forfeiture. The minimum period that restrictions must remain in place is three years unless the restricted common stock is also subject to performance restrictions, in which case the minimum period is one year. The 2010 Plan prohibits the Compensation Committee from waiving these restriction periods. Restricted common stock is subject to repurchase by the Company at the original purchase price (or forfeiture to the Company, if no cash was paid) if the grantee of the restricted common stock ceases to be affiliated with the Company before the restrictions lapse. The Compensation Committee may, at the time any other award is granted, provide that any or all the common stock delivered pursuant to an award will be restricted common stock. The 2010 Plan also provides for awards of unrestricted stock, but no more than 360,000 shares of unrestricted stock in the aggregate may be granted at less than fair market value or not in lieu of cash compensation equal to fair market value.

Deferred Stock.

The 2010 Plan provides for deferred grants entitling the recipient to receive common stock upon the satisfaction of conditions determined by the Compensation Committee in its discretion. The Compensation Committee may, in its discretion, accelerate the time at which all or any part of the common stock will be delivered. A deferred stock award that is not granted in lieu of cash compensation will vest not more rapidly than ratably over a three-year period unless the award is also subject to performance restrictions, in which case the minimum vesting period will be one year.

Performance Awards.

Any award under the 2010 Plan may be made subject to the satisfaction of performance criteria specified by the Compensation Committee. In the case of performance awards intended to qualify for exemption under Internal Revenue Code Section 162(m), the Compensation Committee will use objectively determinable measures of performance in accordance with Section 162(m) that are based on any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. Any performance criterion based on performance over time will be determined by reference to a period of at least one year. The Compensation Committee will determine whether the performance criteria that have been chosen for a particular performance award have been met.

Termination of Affiliation with Company: Effect on Stock Options and SARs.

Except as otherwise determined by the Compensation Committee, if a participant in the 2010 Plan dies, any options or SARs owned by the participant will, to the extent exercisable on the date of death, remain exercisable for a one-year period, provided that no such option or SAR will be exercisable beyond the end of its original term. In addition, and except as otherwise determined by the Compensation Committee, if a participant’s affiliation with the Company ends because of the participant’s retirement after attaining the age of 55 or total and permanent disability, then any options or SARs held by the participant that were exercisable at the time of retirement may be exercised by the participant at any time in accordance with the original terms of the options or SARs. Finally, and except as otherwise determined by the Compensation Committee, if a participant’s employment (or other applicable affiliation with the Company) terminates for any reason other than death or retirement, options and SARs that were exercisable at the time the participant ceased to be affiliated with the Company will remain exercisable for three months, provided that (i) under no circumstances will any option or SAR be extended beyond its original term; and (ii) in the case of termination of the participant for cause, the Compensation Committee may elect to terminate any options or SARs immediately. In all cases, options and SARs that are not exercisable on the date of termination will terminate on that date.

Termination of Affiliation with the Company: Effect on Restricted and Deferred Stock.

Except as otherwise determined by the Compensation Committee, upon termination of a participant’s affiliation with the Company for any reason, all shares of common stock subject to continuing restrictions will be repurchased by the Company at the price originally paid for them. Deferred common stock awards to which the participant did not become irrevocably entitled prior to the termination of the participant’s affiliation with the Company will be forfeited upon termination of the affiliation.

Effect of Certain Mergers, Consolidations, Etc.

In the case of certain mergers, consolidations or similar transactions in which a majority of the Company’s stock or all or substantially all of its assets are acquired, or in the case of a dissolution or liquidation of the Company, the Compensation Committee may, in its discretion, make stock options and SARs immediately exercisable, remove restrictions on shares of restricted common stock, waive conditions on any deferred awards of common stock and remove any performance or other conditions on any award. In addition, the Compensation Committee may, under such circumstances, provide for replacement awards for certain participants.

Amendment of 2010 Plan.

The Compensation Committee may amend the 2010 Plan or any outstanding award for any purpose that may at the time be permitted by law, and may at any time terminate the 2010 Plan as to any future grants of awards. The Compensation Committee may not, without the approval of the stockholders of the Company, effectuate a change to the 2010 Plan (i) for which stockholder approval is required in order for the 2010 Plan to continue to qualify for the award of ISOs under Section 422 of the Code or for the award of performance-based compensation under Internal Revenue Code Section 162(m); or (ii) if the change would increase the aggregate number of shares of common stock that may be delivered under the 2010 Plan, or change the class of persons or entities that qualify as participants under the 2010 Plan.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences under the Internal Revenue Code (the “Code”) of the issuance and receipt of options under the 2010 Plan.

Incentive Stock Options.

In general, an optionee realizes no taxable income upon the grant or exercise of an ISO, although the exercise of an ISO may result in an alternative minimum tax liability. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (with a corresponding deduction available to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one-and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

Non-statutory Options.

In general, in the case of an NSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as an NSO. ISOs are also treated as non-statutory options to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

The foregoing summary assumes that stock options are exercised for substantially vested stock. Where a stock option is exercised for Restricted Stock, as is permitted by the 2010 Plan, the tax treatment will differ from the treatment summarized above. In general, a participant who exercises an NSO for Restricted Stock will have income taxable at ordinary income rates only when the stock vests, in an amount equal to the fair market value of the stock at time of vesting less the exercise price. However, the participant may make a special election to have the income measured and taken into account, instead, at time of exercise. In either case, a corresponding deduction will be available to the Company. In the case of a participant who exercises an ISO for Restricted Stock, the determination of “alternative minimum taxable income” (relevant in determining whether an alternative minimum tax must be paid) will follow rules similar to the rules for determining ordinary income in the case of the exercise of an NSO. For regular income tax purposes, the exercise of an ISO for Restricted Stock will be treated the same as the exercise of an ISO for substantially vested stock, provided that the shares are held for the requisite one-year and two-year holding periods described above. It is unclear how an earlier disposition of the shares would affect the measurement of a participant’s ordinary income in the case of an ISO exercised for Restricted Stock.

The vesting or accelerated exercisability of awards in connection with a change in control of the Company may be required to be valued and taken into account under the Code in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, payments associated with the grant, vesting or exercise of awards under the 2010 Plan, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

The Code also limits to $1.0 million the deduction the Company may claim for compensation paid annually to any of its top five officers, subject to a number of exceptions. The deduction limitation rules provide an exemption for compensation attributable to the exercise of non-discounted stock options that satisfy certain requirements. Stock options awarded under the 2010 Plan are intended to qualify for this exemption.

Stock Appreciation Rights

Any income paid to a person with respect to a SAR will be treated as compensation and taxed at ordinary income rates. The Company generally should be entitled to a corresponding deduction for federal income tax purposes when such person recognizes compensation income.

Stock Awards

Persons receiving common stock pursuant to an award generally will recognize compensation income equal to the fair market value of the shares received, reduced by any purchase price paid. Such compensation income will be taxed at ordinary income rates. The Company generally should be entitled to a corresponding deduction for federal income tax purposes when such person recognizes compensation income. When such common stock is sold, the seller generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale and the seller’s adjusted tax basis in the common stock (generally, the amount that the seller paid for such stock plus the amount taxed to the seller as compensation income). Special rules apply if the common stock acquired pursuant to an award is subject to vesting, or is subject to restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders. Deferred stock issued pursuant to an award may also be subject to special rules.

The table below shows, as to the named executive officers and other individuals and groups indicated, the number of shares of common stock subject to grants (whether or not previously exercised) under the 2010 Plan since its inception through March 4, 2011.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of March 4, 2011 about the securities authorized for issuance under the Company’s equity compensation plans, consisting of the Company’s 1999 Stock Option Plan and 2010 Amended and Restated Equity Incentive Plan.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants, rights and future vesting of restricted securities	Weighted average exercise price of outstanding options, warrants, rights and future vesting of restricted securities		Number of securities remaining available for future issuance

Equity compensation plans approved by the security holders	5,139,774	$	[—]	1,102,473

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF AMENDED

AND RESTATED EQUITY INCENTIVE PLAN

PROPOSAL 4 – TO AUTHORIZE THE BOARD TO EFFECT A REVERSE STOCK SPLIT AND TO APPROVE A CORRESPONDING AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT AND TO REDUCE THE NUMBER OF SHARES OF COMMON STOCK THE COMPANY IS AUTHORIZED TO ISSUE FROM 100,000,000 TO 50,000,000

Our Board of Directors has unanimously adopted and is submitting for stockholder approval an amendment to the Certificate of Incorporation to effect a reverse stock split of the outstanding and treasury shares of the Company’s common stock in a ratio of [1-for-2] [1-for-3] [1-for-4] [1-for-5] [1-for-6] [1-for-7] [1-for-8] [1-for-9] [1-for-10], which ratio will be selected by the Board following stockholder approval and prior to the time of filing of a Certificate of Amendment with the Delaware Secretary of State, and to approve a corresponding amendment to the Company’s Certificate of Incorporation to effect the reverse stock split and to reduce the number of shares of common stock that the Company is authorized to issue from 100,000,000 to 50,000,000. Pursuant to the law of Delaware, the Company’s state of incorporation, the Board must adopt any amendment to the Company’s Certificate of Incorporation and submit the amendment to stockholders for their approval.

The Board, in its discretion, may elect, at any time prior to June 30, 2012, to effect any reverse split ratio within the range set forth above upon receipt of stockholder approval, or none of them if the Board determines in its discretion not to proceed with the reverse stock split. Management believes that the availability of a range of reverse split ratios will provide the Board with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for the Company and its stockholders. In determining which reverse stock split ratio to implement, if any, following the receipt of stockholder approval, the Board may consider, among other things, factors such as:

•	the Company’s ability to continue its listing on Nasdaq;

•	the historical trading price and trading volume of the common stock;

•	the then prevailing trading price and trading volume of the common stock and the anticipated impact of the reverse stock split on the trading market for the common stock;

•	which reverse split ratio would result in the greatest overall reduction in the Company’s administrative costs; and

•	prevailing general market and economic conditions.

Currently, the Company is authorized to issue up to a total of 101,000,000 shares, comprising 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. If the Board decides to implement a reverse stock split, the number of authorized shares of preferred stock will not change.

Purposes of the Reverse Stock Split

Our common stock currently trades on The NASDAQ Capital Market under the symbol “DIET.” Nasdaq has several continued listing criteria that companies must satisfy in order to remain listed on the exchange. One criteria for continued listing is that we maintain a trading price that is greater than or equal to $1.00 per share. In June 2010, we received a letter from Nasdaq stating that, for 30 consecutive business days, the bid price of our common stock closed below the minimum $1.00 per share requirement for continued listing on Nasdaq. We were provided a period of 180 calendar days, or until December 27, 2010, to regain compliance. On December 30, 2010, we received a letter notifying us that we had not regained compliance and that our common stock was therefore subject to delisting. We requested an appeal of this determination in a timely manner and, on February 3, 2011, we appeared before a Nasdaq Listing Qualifications Panel (the “Panel”) to present a plan to regain compliance with the $1.00 minimum bid price requirement through, among other things, a reverse split of our common stock. In a decision dated March 9, 2011, the Panel granted our request for an additional period of time to regain compliance. If, at anytime before June 28, 2011, the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq has indicated that it will provide written notification that compliance has been regained. However, if we do not regain compliance as of that date, our common stock will be subject to immediate delisting.

We believe that approval of this proposal would provide the Board with the ability to meet the $1.00 minimum bid price continued listing standard in the event that we do not otherwise regain compliance prior to expiration of any deadline to regain compliance.

Our Board believes that the continued listing of our common stock on Nasdaq is in the best interests of our stockholders. If our common stock was delisted from Nasdaq, trading, if any, in our securities may then continue to be conducted in the over-the-counter market on the OTCBB or in the “pink sheets.” In this case, we could face significant material adverse consequences, including:

•	the issuance of our securities may require compliance with the individual securities laws or “blue sky” laws of several states. Compliance with blue sky laws may be time consuming and costly;

•	limited availability of market quotations for our securities;

•

the determination that our common stock is a “penny stock,” which would require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	more limited amount of news and analyst coverage for us;

•	decreased ability to issue additional securities or obtain additional financing in the future; and

•	decreased ability of our security holders to sell their securities in certain states.

Our management believes that delisting could also adversely affect our relationships with vendors and customers.

The purpose of the reverse stock split is to increase the market price of our common stock. The Board intends to implement the reverse stock split only if it believes that a decrease in the number of shares outstanding is likely to improve the trading price for our common stock and improve the likelihood that we will be allowed to maintain our listing on Nasdaq. If the trading price of our common stock increases without a reverse stock split, the Board may exercise its discretion not to implement a reverse split.

The Board believes that stockholder approval of the range of potential exchange ratios (rather than a single exchange ratio) provides the Board with the flexibility to achieve the desired results of a reverse stock split. By voting in favor of a reverse stock split, you are expressly authorizing the Board to select one reverse stock split ratio from among the ratios set forth in Proposal 4. If the stockholders approve this proposal, the Board would effect a reverse stock split only upon the Board’s determination that a reverse stock split would be in the best interests of the Company and its stockholders at that time.

To effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio from the range of ratios described in the proposal. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the proposal is approved by stockholders, and the Board determines to implement any of the reverse stock split ratios, we would communicate to the public, prior to the effective date of the reverse split, additional details regarding the reverse split, including the specific ratio the Board selects.

You should keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of the Company’s business or your proportional ownership in the Company. You should also consider that in many cases, the market price of a company’s shares declines after a reverse stock split.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of our common stock (the aggregate value of all Company common stock at the then market price) after the implementation of a reverse stock split will be equal to or greater than the total market capitalization before a reverse stock split or that the per share market price of our common stock following a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split.

There can be no assurance that the market price per new share of our common stock after a reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before a reverse stock split. For example, based on the closing price of our common stock on March 4, 2011 of $0.66 per share, if the Board were to implement the reverse stock split and utilize a ratio of 1-for-4, we cannot assure you that the post-split market price of our common stock would be $2.64 (that is, $0.66 × 4) per share or greater. In many cases, the market price of a company’s shares declines after a reverse stock split.

Accordingly, the total market capitalization of our common stock after a reverse stock split when and if implemented may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of our common stock following a reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

A reverse stock split may not increase the Company’s stock price over the long-term, which may prevent the Company from qualifying for continued listing with Nasdaq.

While we expect that a reverse stock split, together with other actions required to meet applicable listing standards, will enable our shares to qualify for listing on Nasdaq and that we will be able to continue to meet on-going quantitative and qualitative listing requirements, we cannot be sure that this will be the case. Negative financial or operational results or adverse market conditions could affect the market price of our common stock and jeopardize our ability to meet or maintain applicable Nasdaq continued listing requirements. Furthermore, in addition to its enumerated listing and maintenance standards, Nasdaq has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to our common stock.

If a reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve.

While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that a reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

A decline in the market price of our common stock after a reverse stock split is implemented may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of our common stock could be adversely affected following such a reverse stock split.

If a reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be affected by our performance and other factors, which are unrelated to the number of shares of common stock outstanding. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares outstanding after a reverse stock split.

Principal Effects of the Reverse Stock Split

If approved and implemented, the principal effects of a reverse stock split would include the following:

•	the number of outstanding shares of the Company’s common stock will be decreased based on the reverse stock split ratio selected by the Board;

•	the total number of shares of common stock that we are authorized to issue will be reduced from 100,000,000 to 50,000,000;

•

appropriate adjustments will be made to stock options, restricted stock and other securities convertible into shares of our common stock granted under our plans to maintain the economic value of the awards;

•

the number of shares reserved for issuance under our 2010 Equity Incentive Plan will be reduced proportionately based on the ratio selected by the Board (and any other appropriate adjustments or modifications will be made under the plans); and

•

the exercise price of our warrants to purchase our common stock and the number of shares reserved for issuance upon exercise will be adjusted in accordance with their terms based on the ratio selected by the Board.

The common stock resulting from a reverse stock split will remain fully paid and non-assessable. A reverse stock split will not affect the public registration of the common stock under the Securities Exchange Act of 1934.

If implemented, a reverse stock split would not have any effect on our current dividend policy. We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion. As a result, our directors and management do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future.

A reverse stock split would not, by itself, affect our assets or business prospects. Also, if approved and implemented, a reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Board believes, however, that these potential effects are outweighed by the benefits of a reverse stock split.

Fractional Shares

We will not issue fractional shares in connection with any reverse stock split. Instead, any fractional shares that result from the Reverse Stock Split will be rounded up to the next whole share.

Effect on Par Value

The proposed amendments to the Company’s Certificate of Incorporation will not affect the par value of our common stock, which will remain at $.001 per share. As a result, as of the effective time, the stated capital on our balance sheet attributable to our common stock would be reduced proportionately based on the reverse stock split ratio selected by the Board, and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. In future financial statements, we would restate net income or loss and other per share amounts for periods ending before a reverse stock split to give retroactive effect to the reverse stock split.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, the Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates

If stockholders approve the proposal and the Board decides to implement a reverse stock split, we will file with the Secretary of State of the State of Delaware a certificate of amendment to our Certificate of Incorporation. A reverse stock split will become effective at the time and on the date of filing of, or at such later time as is specified in, the certificate of amendment, which we refer to as the “effective time” and “effective date,” respectively. Beginning at the effective time, each certificate representing shares of common stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the reverse stock split.

This proposal would amend the first two paragraphs of the Fourth article of the Certificate of Incorporation to read in its entirety as follows:

“FOURTH: The Corporation shall have authority to issue two classes of shares to be designated respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have the authority to issue is 51,000,000 shares, of which 50,000,000 shares shall be Common Stock, and 1,000,000 shares shall be Preferred Stock. Each share of Common Stock shall have a par value of $0.001, and each share of Preferred Stock shall have a par value of $0.01.

Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment pursuant to the General Corporation Law of the State of Delaware, each [two] [three] [four] [five] [six] [seven] [eight] [nine] [ten] shares of Common Stock issued and outstanding immediately prior to the

Effective Time shall be combined and changed into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or any holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, plus any additional fraction of a share of Common Stock to round up to the next whole share.”

The form of the amendment to the Certificate of Incorporation is attached to this proxy statement as Appendix B.

Upon a reverse stock split, we intend to treat stockholders holding our common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect a reverse stock split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing a reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact them directly.

Following any reverse stock split, holders of pre-reverse stock split shares will be asked to surrender certificates representing such shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in the letter of transmittal we send to our stockholders. Our transfer agent, American Stock Transfer & Trust Company, will act as the “exchange agent” for purposes of implementing the exchange of stock certificates. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any pre-reverse stock split shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for post-reverse stock split shares.

YOU SHOULD NOT SEND YOUR CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM OUR EXCHANGE AGENT.

No Appraisal Rights

Under the Delaware General Corporation Law, the Company’s stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the reverse stock split described in this proposal.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to abandon a reverse stock split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of State of the State of Delaware of the certificate of amendment to our Certificate of Incorporation, even if the authority to effect a reverse stock split has been approved by our stockholders at the Annual Meeting. By voting in favor of a reverse stock split, you are expressly also authorizing the Board to determine not to proceed with, and abandon, a reverse stock split if it should so decide. If the Board determines not to proceed with a reverse stock split, the number of shares of common stock the Company is authorized to issue will remain 100,000,000.

Certain Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of a reverse stock split. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, published statements by the Internal Revenue Service and other applicable authorities on the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. Further, it does not address any state, local or foreign income or other tax consequences. This summary also assumes that the shares of common stock held immediately prior to the effective time of the reverse stock split (the “old shares”) were, and the new shares received will be, held as a “capital asset,” as defined in the Internal Revenue Code (generally, property held for investment).

We believe that the material U.S. federal income tax consequences of a reverse stock split would be as follows:

•	the Company will not recognize any gain or loss as a result of the reverse stock split;

•	you will not recognize any gain or loss as a result of the reverse stock split;

•

the aggregate adjusted basis of the shares of each class of our common stock you hold following the reverse stock split will be equal to your aggregate adjusted basis immediately prior to the reverse stock split; and

•	your holding period for the common stock you continue to hold after the reverse stock split will include your holding period for the common stock you held immediately prior to the reverse stock split.

Our beliefs regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, we urge you to consult with your own tax adviser with respect to all of the potential tax consequences to you of the reverse stock split.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” AUTHORITY TO EFFECT A

REVERSE STOCK SPLIT AND TO APPROVE A CORRESPONDING AMENDMENT TO THE

COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK

SPLIT AND TO REDUCE THE NUMBER OF SHARES OF COMMON STOCK THE

COMPANY IS AUTHORIZED TO ISSUE FROM 100,000,000 TO 50,000,000

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and Nasdaq reports of ownership and changes in ownership of our common stock. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based on the review of copies of such reports furnished to us and written representations that no other reports were required, we believe that, during the 2010 fiscal year, our executive officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them, except for the inadvertent failure to file in a timely manner Form 4 reports relating to option awards for annual Board fees.

Stockholder Proposals for 2012 Annual Meeting

Stockholder proposals should be sent to the Company at the address set forth in the Notice. The deadline for submission of stockholder proposals, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, for inclusion in our proxy statement for the 2012 Annual Meeting of Stockholders is November 21, 2012. Additionally, the Company must receive notice of any stockholder proposal to be submitted at the 2012 Annual Meeting of Stockholders (but not required to be included in our proxy statement) by February 4, 2012 or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Exchange Act of 1934 and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal calls without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our stock and obtaining the proxies of those owners.

The Company’s 2010 Annual Report

A copy of the Company’s 2010 Annual Report on Form 10-K is being made available with this proxy statement but is not to be regarded as proxy solicitation material.

Additional Matters for the Annual Meeting

The Board of Directors knows of no other matters to be presented for action at the Annual Meeting other than those set forth in the Notice and customary procedural matters. However, if any other matters should properly come before the Annual Meeting or any postponements or adjournments thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by applicable rules of the SEC, in accordance with the judgment of the persons voting such proxies. In the latter regard, the Company intends to avail itself, with respect to the Annual Meeting, of the provisions of Rule 14a-4(c)(i) under the Securities Exchange Act of 1934, as amended, which grant the persons voting the proxies discretionary authority to vote on any stockholder proposals presented at an annual meeting if the Company has not received notice a reasonable time before it mails its proxy materials for the current year. The Company has received no notice of any stockholder proposal.

APPENDIX A

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

eDiets.com, Inc.

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

The purpose of this Amended and Restated Equity Incentive Plan (the “Plan”) is to advance the interests of eDiets.com, Inc. by enhancing its ability to attract, retain and motivate employees and other persons who can make significant contributions to the success of the Company through ownership of shares of the Company’s common stock.

The Plan is intended to accomplish this goal by enabling the Company to grant Awards (as defined below) in the form of options, stock appreciation rights, restricted stock awards, deferred stock awards, unrestricted stock, performance awards, or combinations thereof, as described in greater detail below.

The Plan was originally adopted by the Board of Directors of the Company (as defined below) on September 15, 2004 and approved by the majority of the stockholders of the Company on November 4, 2004. The Plan was amended and restated effective as of October 7, 2009 and is now amended effective as of March 3, 2011, the date amendments were adopted by the Board of Directors of the Company (the “Effective Date”).

ARTICLE I

DEFINITIONS

1.1 General. Wherever the following terms are used in this Plan they shall have the meaning specified below, unless the context clearly indicates otherwise.

1.2 Award. “Award” shall mean the grant of an option, deferred stock, restricted stock, unrestricted stock, performance award, stock appreciation right or any combination thereof pursuant to this Plan.

1.3 Award Limit. “Award Limit” shall mean ten million (10,000,000) shares of common stock.

1.4 Board. “Board” shall mean the Board of Directors of the Company.

1.5 Code. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.6 Committee. “Committee” shall mean the Committee to which the Board delegates the power to act under or pursuant to the provisions of the Plan, or the Board if no Committee is selected. If the Board delegates powers to a Committee, and if the Company is or becomes subject to Section 16 of the Exchange Act, then, if necessary for compliance therewith, such Committee shall consist of not less than two (2) members of the Board, each member of which must be a “non-employee director” within the meaning of Rule 16b-3. The failure of any Committee member to qualify as a “non-employee director” shall not otherwise affect the validity of an Award. If the Company is or becomes subject to Section 16 of the Exchange Act, no member of the Committee shall receive any Award pursuant to the Plan or any similar plan of the Company or any affiliate while serving on the Committee unless the Board determines that the grant of such Award satisfies Rule 16b-3.

Notwithstanding anything herein to the contrary, and insofar as the Board determines that it is necessary in order for compensation recognized by Participants pursuant to the Plan to be fully deductible to the Company for federal income tax purposes, each member of the Committee also shall be an “outside director” (as defined in regulations or other guidance issued by the Internal Revenue Service under Code Section 162(m)).

1.7 Company. “Company” shall mean eDiets.com, Inc., a Delaware corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed, or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

1.8 Disability or Disabled. “Disability or Disabled” shall mean permanent and total disability as defined in Section 22(e)(3) of the Code.

1.9 Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.10 Fair Market Value. “Fair Market Value” of a share of common stock as of a given date shall be (i) the closing price of a share of common stock on such date on the principal exchange on which shares of common stock are then trading, if any, or if shares were not traded on such date, then on the closest preceding date on which a trade occurred, or (ii) if the common stock is not traded on an exchange, the closing price for the common stock on such date as reported by NASDAQ or, if NASDAQ is not then in existence, by its successor quotation system; or (iii) if the common stock is not publicly traded, the Fair Market Value of a share of common stock on such date as established by the Committee acting in good faith.

1.12 ISO. “ISO” means an option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

1.11 Participant. “Participant” shall mean an officer, employee, consultant, advisor or director of the Company or of an affiliate who is designated by the Committee as being eligible to receive Awards under the Plan and to whom an Award is granted under the Plan.

1.12 Plan. “Plan” shall mean this eDiets.com, Inc. Amended and Restated Equity Compensation Plan, as amended from time to time.

1.13 Shares. “Shares” or “shares” shall mean the following shares of the capital stock of the Company as to which Awards have been or may be granted under the Plan: treasury shares or authorized but unissued common stock $.001 par value, or any share of capital stock into which the shares are changed or for which they are exchanged within the provision of the Plan.

1.14 Rule 16b-3. “Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

1.15 Termination. “Termination” shall mean the time when a Participant ceases to be an officer, employee, consultant, advisor or director of the Company or an affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, failure to be elected, death, disability or retirement; but excluding (i) terminations where there is a simultaneous reemployment, continuing employment or retention of the Participant as a consultant or advisor by the Company or an affiliate, (ii) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship, and (iii) at the discretion of the Committee, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company with the Participant. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination, including, but not by way of limitation, the question of whether a Termination resulted from a discharge for good cause, and all questions of whether particular leaves of absence constitute Terminations; provided, however, that, with respect to ISOs, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purpose of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under such Section. Notwithstanding any other provision of this Plan, the Company has an absolute and unrestricted right to terminate an employee’s employment at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

ARTICLE II

SHARES SUBJECT TO PLAN

2.1 Shares Subject to Plan.

(a) The shares subject to options, awards of restricted stock, performance awards, awards of deferred stock, unrestricted stock or stock appreciation rights shall be the Company’s common stock, $.001 par value. The aggregate number of shares which may be issued upon exercise of such options or rights or upon any such awards under the Plan shall not exceed ten million (10,000,000), subject to adjustment as provided in Section 10.3. The shares issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares. To the extent an Award terminates, expires or lapses for any reason or an Award is settled in cash without the delivery of shares to the Participant, then any shares of common stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award (other than an ISO) shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by applicable law or any exchange rule, shares of common stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any of its subsidiaries shall not be counted against shares of common stock available for grant pursuant to the Plan. The payment of dividend equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 2.1(a), no shares of common stock may again be optioned, granted or awarded if such action would cause an ISO to fail to qualify as such under Section 422 of the Code.

(b) The maximum number of shares which may be subject to options or stock appreciation rights granted under the Plan shall not exceed the limitations set forth in this Section 2.1(b) as follows:

(i) Subject to adjustment as provided in Section 10.3, the maximum number of shares as to which options may be granted in any one calendar year shall be 2,000,000 and the maximum number of shares subject to stock appreciation rights granted in any one calendar year shall also be 2,000,000. These limits shall be construed and applied in a manner that is consistent with the rules under Section 162(m) of the Code.

(ii) Subject to adjustment as provided in Section 10.3, the maximum number of shares subject to performance awards granted in any one calendar year shall be 800,000. This limit shall be construed and applied in a manner that is consistent with the rules under Section 162(m) of the Code.

(iii) Subject to adjustment as provided in Section 10.3, the maximum number of shares that may be issued in any one calendar year, in the aggregate, pursuant to the exercise of options that do not qualify as ISOs under Section 422(b) of the Code shall be 3,000,000 and the maximum number of shares that may be issued in any one calendar year, in the aggregate, pursuant to the exercise of stock options that qualify as ISOs shall also be 3,000,000; provided, that the foregoing maximum limits shall not be construed to permit more than the maximum number of shares described at (a) above (as the same may be adjusted as provided in Section 10.3) to be issued in the aggregate pursuant to all Awards.

(c) If and only to the extent required by Section 162(m) of the Code:

(i) Shares subject to options which are canceled shall be counted against the Award Limit.

(ii) If, after grant of an option, the price of shares subject to such option is reduced, the transaction shall be treated as a cancellation of the option and a grant of a new option and both the option deemed to be canceled and the option deemed to be granted shall be counted against the Award Limit.

(iii) If, after grant of a stock appreciation right, the base amount on which stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Company’s common stock, the transaction shall be treated as a cancellation of the stock appreciation right and a grant of a new stock appreciation right and both the stock appreciation right deemed to be canceled and the stock appreciation right deemed to be granted shall be counted against the Award Limit.

2.2 Unexercised Options and Other Rights. Consistent with the provisions of Section 162(m) of the Code, as from time to time applicable, to the extent that (i) an option expires or is otherwise terminated without being exercised, or (ii) any shares of stock subject to any restricted stock, deferred stock or performance award granted hereunder are forfeited, such shares shall again be available for issuance in connection with future awards under the Plan.

ARTICLE III

GRANTING OF OPTIONS

3.1 Eligibility. Any officer, employee, consultant, advisor or director shall be eligible to be granted an option.

3.2 Granting of options.

(a) The Committee shall from time to time, in its absolute discretion:

(i) Select which Participants shall be granted options;

(ii) Subject to the Award Limit, determine the number of shares subject to such options;

(iii) Determine whether such options are to be ISOs or non-qualified stock options and whether such options are to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code; and

(iv) Determine the terms and conditions of such options, consistent with this Plan; provided, however, that the terms and conditions of options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall include, but not be limited to, such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

(b) The Committee shall instruct the secretary of the Company to issue such options and may impose such conditions on the grant of such options as it deems appropriate, including substitution or replacement of awards, cancellation and replacement or other adjustments to the Award, including but not limited to the strike price. Without limiting the generality of the preceding sentence, the Committee may, in its discretion and on such terms as it deems appropriate, require as a condition on the grant of an option that the Participant surrender for cancellation some or all of the unexercised options, awards of restricted stock, deferred stock, performance awards, stock appreciation rights, or unrestricted stock or other rights which have been previously granted to such Participant under this Plan or otherwise. To the extent it complies with Section 409A of the Code, an option, the grant of which is conditioned upon such surrender, may have an option price lower (or higher) than the exercise price of such surrendered option or other award, may cover the same (or a lesser or greater) number of shares as such surrendered option or other award, may contain such other terms as the Committee deems appropriate, and shall be exercisable in accordance with its terms, without regard to the number of shares, price, exercise period or any other term or condition of such surrendered option or other award.

3.3 Special Rules Applicable to ISOs.

(a) No person may be granted an ISO under this Plan if such person, at the time the ISO is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company unless such ISO conforms to the applicable provisions of Section 422 of the Code.

(b) No ISO shall be granted unless such option, when granted, qualifies as an “incentive stock option” under Section 422 of the Code. No ISO shall be granted to any person who is not an employee.

(c) Any ISO granted under this Plan may be modified by the Committee to disqualify such option from treatment as an “incentive stock option” under Section 422 of the Code.

(d) To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an Participant during any calendar year (under the Plan and all other incentive stock option plans of the Company) exceeds $100,000, such options shall be treated as non-qualified options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking options into account in the order in which they were granted. For purposes of this Section 3.3(d), the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted.

(e) Notwithstanding anything to the contrary, no shares may again be options, granted or awarded under the Plan if such action would cause an ISO to fail to qualify as such under Section 422 of the Code.

ARTICLE IV

TERMS OF OPTIONS

4.1 Option Agreement. Each option shall be evidenced by a written stock option agreement, which shall be executed by the Participant and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan. Stock option agreements evidencing options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Stock option agreements evidencing incentive stock options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.2 Option Price. The price per share of the shares subject to each option shall be set by the Committee; provided, however, that such price shall be no less than 100% of the Fair Market Value of a share of common stock on the date the option is granted (110% of the Fair Market Value of a share of common stock on the date such option is granted in the case of an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company). Notwithstanding the foregoing, to the extent it complies with Section 409A of the Code, if options are granted under the Plan as a result of the Company’s assumption or substitution of options issued by any acquired, merged or consolidated entity, the exercise price for such options shall be the price determined by the Committee pursuant to the conversion terms applicable to the transaction. After an option is granted, the exercise price shall not be reduced.

4.3 Option Term. The term of an option shall be set by the Committee in its discretion; provided, however, that, in the case of ISOs, the term shall not be more than ten (10) years from the date the ISO is granted, or five (5) years from such date if the ISO is granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company.

4.4 Option Vesting and Exercisability. Stock options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant. The Committee may provide, in its discretion, that any stock option shall be exercisable only in installments, and the Committee may waive such installment exercise provisions at any time in whole or in part based on such factors as the Committee may determine, in its sole discretion, including but not limited to in connection with any “change in control” of the Company, as defined in any stock option agreement.

ARTICLE V

EXERCISE OF OPTIONS

5.1 Partial Exercise. An exercisable option may be exercised in whole or in part. However, an option shall not be exercisable with respect to fractional shares and the Committee may require that, by the terms of the option, a partial exercise be with respect to a minimum number of shares.

5.2 Manner of Exercise. All or a portion of an exercisable option shall be deemed exercised upon delivery of all of the following to the secretary of the Company or the secretary’s office:

(a) A written notice complying with the applicable rules established by the Committee stating that the option, or a portion thereof, is to be exercised. The notice shall be signed by the Participant or other person then entitled to exercise the option or such portion;

(b) Such representations and documents as the Committee, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal or state securities laws or regulations. The Committee may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the option shall be exercised pursuant to Section 10.1 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the option; and

(d) Full cash payment to the secretary of the Company for the shares with respect to which the option, or portion thereof, is exercised. However, at the discretion of the Committee, the terms of the option may allow payment, in whole or in part, through the delivery of shares of common stock owned by the Participant, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the option or exercised portion thereof. In the case of a promissory note, the Committee may also prescribe the form of such note, the security to be given for such note and the rate of interest, if any, that the note shall bear. The option may not be exercised, however, by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law, and any such note or loan shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.

5.3 Conditions to Issuance of Stock Certificate. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any option or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

(b) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

(d) The lapse of such reasonable period of time following the exercise of the option as the Committee may establish from time to time for reasons of administrative convenience; and

(e) The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax.

5.4 Rights as Stockholders. The holders of options shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of an option unless and until certificates representing such shares have been issued by the Company to such holders.

5.5 Ownership and Transfer Restrictions. The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an option as it deems appropriate. Any such restriction shall be set forth in the respective stock option agreement and may be referred to on the certificates evidencing such shares. The Committee may require the Participant to give the Company prompt notice of any disposition of shares of common stock acquired by exercise of an incentive stock option within (i) two years from the date the option was granted or (ii) one year after the transfer of such shares to the Participant. The Committee may direct that the certificates evidencing shares acquired by exercise of an option refer to such requirement to be given prompt notice of disposition.

ARTICLE VI

AWARD OF RESTRICTED STOCK

6.1 Award of Restricted Stock.

(a) The Committee shall from time to time, in its absolute discretion, select which Participants shall be awarded restricted stock, and determine the purchase price, if any, and other terms and conditions applicable to such restricted stock, consistent with this Plan.

(b) The Committee shall establish the purchase price, if any, and form of payment for restricted stock, including any consideration required by applicable law. The Committee shall instruct the secretary of the Company to issue such restricted stock and may impose such conditions on the issuance of such restricted stock as it deems appropriate.

6.2 Restricted Stock Agreement. Restricted stock shall be issued only pursuant to a written restricted stock agreement, which shall be executed by the selected Participant and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan.

6.3 Rights as Stockholders. Upon delivery of the shares of restricted stock to the escrow holder pursuant to Section 6.5, the restricted stockholder shall have, unless otherwise provided by the Committee, all the rights of a stockholder with respect to such shares, subject to the restrictions in the restricted stockholder’s restricted stock agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Committee, any extraordinary distributions with respect to the common stock shall be subject to the restrictions set forth in Section 6.4.

6.4 Restriction. All shares of restricted stock issued under this Plan (including any shares received by holders thereof with respect to shares of restricted stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual restricted stock agreement, be subject to such restrictions as the Committee shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company, Company performance and individual performance; provided, however, that by a resolution adopted after the restricted stock is issued, the Committee may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the restricted stock agreement. Restricted stock may not be sold or encumbered until all restrictions are terminated or expire.

6.5 Escrow. The Secretary of the Company or such other escrow holder as the Committee may appoint shall retain physical custody of each certificate representing restricted stock until all of the restrictions imposed under the restricted stock agreement with respect to the shares evidenced by such certificate expire or shall have been removed.

6.6 Legend. In order to enforce the restrictions imposed upon shares of restricted stock hereunder, the Committee shall cause a legend or legends to be placed on certificates representing all shares of restricted stock that are still subject to restrictions under restricted stock agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.

ARTICLE VII

PERFORMANCE AWARDS, DEFERRED STOCK, UNRESTRICTED STOCK

7.1 Performance Awards.

(a) Any Participant selected by the Committee may be granted one or more performance awards. The value of such performance awards may be linked to the market value, book value, net profits or other measure of the value of common stock or other specific Performance Criteria (as defined in Section 7.1(c) below) determined appropriate by the Committee, or may be based upon the appreciation in the market value, book value, net profits or other measure of the value of a specified number of shares of common stock over a fixed period or periods determined by the Committee. Performance conditioned awards are subject to the following:

(b) Any performance award shall be intended to qualify as performance-based for purposes of Section 162(m) of the Code. In the case of any performance award to which this Section 7.1(b) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such performance awards, the Committee will establish, in writing, one or more specific Performance Criteria (as defined below) no later than ninety (90) days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). The Performance Criteria so established shall serve as a condition to the grant, vesting or payment of the performance award, as determined by the Committee. Prior to grant, vesting or payment of the performance award, as the case may be, the Committee will certify whether the Performance Criteria have been attained and such determination will be final and conclusive. If the Performance Criteria with respect to the Award are not attained, no other Award will be provided in substitution of the performance award. No performance award to which this Section 7.1(b) applies may be granted after the first meeting of the stockholders of the Company held in 2014 until the performance measures described in Section 7.1(c) below (as the same may be amended) have been resubmitted to and re-approved by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

(c) For purposes of this Section 7.1, “Performance Criteria” are specified criteria, other than the mere performance of services or the mere passage of time the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) of the Code, a Performance Criterion means an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion measure and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss. Any Performance Criterion based on performance over a period of time shall be determined by reference to a period of not less than one year. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Code, the Committee may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

7.2 Unrestricted Stock. Subject to the terms and provisions of the Plan, the Committee may grant or sell shares of fully vested and unrestricted stock in such amounts and for such consideration, if any, as the Committee shall determine; provided, that the aggregate number of shares of unrestricted stock that may be granted or sold for a purchase price that is less than their fair market value, unless granted in lieu of cash compensation equal to such fair market value, shall not exceed 360,000 shares.

7.3 Deferred Stock. Subject to compliance with Section 409A of the Code, any Participant selected by the Committee may be granted an award of deferred stock in the manner determined from time to time by the Committee. The number of shares of deferred stock shall be determined by the Committee and may be linked to the market value, book value, net profits or other measure of the value of common stock or other specific Performance Criteria determined appropriate by the Committee. Common stock underlying a deferred stock award will not be issued until the deferred stock award has vested, pursuant to a vesting schedule or Performance Criteria set by the Committee. Unless otherwise provided by the Committee, a grantee of deferred stock shall have no rights as a Company stockholder with respect to such deferred stock until such time as the award has vested and the common stock underlying the award has been issued.

7.4 Performance Award Agreement, Deferred Stock Agreement, Unrestricted Stock Agreement. Each performance award, award of deferred stock and/or unrestricted stock shall be evidenced by a written agreement, which shall be executed by the Participant and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan.

7.5 Term. The term of a performance award, award of deferred stock and/or unrestricted stock shall be set by the Committee in its discretion.

7.6 Payment on Exercise. Payment of the amount determined under Sections 7.1, 7.2 or 7.3 above shall be in cash, in common stock or a combination of both, as determined by the Committee. To the extent any payment under this Article VII is effected in common stock, it shall be made subject to satisfaction of all provisions of Section 5.3.

ARTICLE VIII

STOCK APPRECIATION RIGHTS

8.1 Grant of Stock Appreciation Rights. Subject to the Award Limit, a stock appreciation right may be granted to any Participant selected by the Committee. A stock appreciation right may be granted (i) in connection and simultaneously with the grant of an option, (ii) with respect to a previously granted option, or (iii) independent of an option. A stock appreciation right shall be subject to such terms and conditions not inconsistent with this Plan as the Committee shall impose, and shall be evidenced by a written stock appreciation right agreement, which shall be executed by the Participant and an authorized officer of the Company. The Committee, in its discretion, may determine whether a stock appreciation right is to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and stock appreciation right agreements evidencing stock appreciation rights intended to so qualify shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Without limiting the generality of the preceding sentence, the Committee may, in its discretion and on such terms as it deems appropriate, require as a condition of the grant of a stock appreciation right that the Participant surrender for cancellation some or all of the unexercised options, awards of restricted stock, deferred stock, performance awards or stock appreciation rights or other rights which have been previously granted to him or her under this Plan or otherwise. A stock appreciation right, the grant of which is conditioned upon such surrender, may not have an exercise price lower than the exercise price of the surrendered option or other award, may not cover a greater number of shares as such surrendered option or other award, may contain such other terms as the Committee deems appropriate, and shall be exercisable in accordance with its terms, without regard to the number of shares, price, exercise period or any other term or condition of such surrendered option or other award.

8.2 Coupled Stock Appreciation Rights.

(a) A coupled stock appreciation right (“CSAR”) shall be related to a particular option and shall be exercisable only when and to the extent the related option is exercisable.

(b) A CSAR may be granted for no more than the number of shares subject to the simultaneously or previously granted option to which it is coupled.

(c) A CSAR shall entitle the Participant (or other person entitled to exercise the option pursuant to this Plan) to surrender to the Company unexercised a portion of the option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefor an amount determined by multiplying the difference obtained by subtracting the option exercise price from the Fair Market Value of a share of common stock on the date of exercise of the CSAR by the number of shares of common stock with respect to which the CSAR shall have been exercised, subject to any limitations the Committee may impose.

8.3 Independent Stock Appreciation Rights.

(a) An independent stock appreciation right (“ISAR”) shall be unrelated to any option and shall have a term set by the Committee. An ISAR shall be exercisable in such installments as the Committee may determine. An ISAR shall cover such number of shares of common stock as the Committee may determine. The exercise price per share of common stock subject to each ISAR shall be set by the Committee.

(b) An ISAR shall entitle the Participant (or other person entitled to exercise the ISAR pursuant to this Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a share of common stock on the date of exercise of the ISAR by the number of shares of common stock with respect to which the ISAR shall have been exercised, subject to any limitations the Committee may impose.

8.4 Payment and Limitations on Exercise. Payment of the amount determined under Sections 8.2(c) and 8.3(b) above shall be in cash, in common stock (based on its Fair Market Value as of the date the stock appreciation right is exercised) or a combination of both, as determined by the Committee. To the extent such payment is effected in common stock it shall be made subject to satisfaction of all provisions of Section 5.3.

ARTICLE IX

ADMINISTRATION

9.1 Committee. The Committee shall consist of two or more directors appointed by and holding office at the pleasure of the Board. To the extent applicable, the members of the Committee shall each be an “outside director” as defined under Section 162(m) of the Code and a “non-employee director” as defined under Rule 16b-3. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

9.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of this Plan in accordance with its provisions. The Committee shall have the power to interpret this Plan and the agreements pursuant to which options, awards of restricted stock, deferred stock, unrestricted stock, performance awards or stock appreciation rights are granted or awarded, and to adopt such rules for the administration, interpretation, and application of this Plan as are consistent therewith and to interpret, amend or revoke any such rules. Any such grant or award under this Plan need not be the same with respect to each Participant. Any such interpretations and rules with respect to ISOs shall be consistent with the provisions of Section 422 of the Code. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Notwithstanding any other provision of this Plan other than Section 10.3, the Committee may not, without prior approval of the Company’s stockholders, seek to effect any repricing of any previously granted option by: (i) amending or modifying the terms of the option to lower the exercise price; (ii) canceling the option and granting replacement options having a lower exercise price in exchange; (iii) repurchasing the options and granting new options under this Plan; or (iv) taking any other action that is treated as a “repricing” under generally accepted accounting principles.

9.3 Majority Rule. The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

9.4 Compensation; Professional Assistance; Good Faith Actions. Members of the Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company’s officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan, options, awards of restricted stock or unrestricted stock, deferred stock, performance awards or stock appreciation rights, and all members of the Committee shall be fully protected and indemnified by the Company in respect of any such action, determination or interpretation.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Not Transferable. No option may be transferred by the Participant other than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order, and during the Participant’s lifetime the option may be exercised only by him or her; provided, however, that the Board of Directors or the Committee, as applicable, in its discretion, may allow the transfer of non-qualified stock options for no value by the Participant to “Immediate Family Members.” The phrase “Immediate Family Members” means children, grandchildren, spouse or common law spouse, siblings or parents of the Participant or to bona fide trusts, partnerships or other entities controlled by and of which the beneficiaries are Immediate Family Members of the Participant. Any option grants that are transferable are further conditioned on the Participant and Immediate Family Members agreeing to abide by the Company’s then current stock option transfer guidelines. No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

10.2 Amendment Suspension or Termination of this Plan. This Plan shall terminate immediately following the tenth (10th) anniversary of the Effective Date. This Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Committee, no action of the Committee may, except as provided in Section 10.3, increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under this Plan or modify the Award Limit, and no action of the Committee may be taken that would otherwise require stockholder approval as a matter of applicable law, regulation or rule. No amendment, suspension or termination of this Plan shall, without the consent of the holder of, alter or impair any rights or obligations under any Award theretofore granted, unless the Award itself otherwise expressly so provides. No Award may be granted or awarded during any period of suspension or after termination of this Plan, and in no event may any ISO be granted under this Plan after the first to occur of the following events:

(a) The expiration of ten (10) years from the Effective Date; or

(b) The expiration of ten (10) years from the date the Plan is approved by the Company’s stockholders under Section 10.4.

10.3 Changes in Common Stock or Assets of the Company. In the event that the outstanding shares of common stock are hereafter changed into or exchanged for cash or a different number or kind of shares or other securities of the Company, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend, combination of shares or other change in the common stock, appropriate adjustments shall be made by the Committee in the number and kind of shares for which options, restricted stock awards, performance awards, stock appreciation rights, unrestricted stock awards or deferred stock awards may be granted, including adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued and of the Award Limit described in Section 1.3.

In the event of such a change or exchange, other than for shares or securities of another corporation or by reason of reorganization, the Committee shall also make an appropriate and equitable adjustment in the number and kind of shares as to which all outstanding options, performance awards or stock appreciation rights, or portions thereof then unexercised, shall be exercisable and in the number and kind of shares of outstanding restricted stock, unrestricted stock or deferred stock. Such adjustment shall be made with the intent that after the change or exchange of shares, each Participant’s proportionate interest shall be maintained as before the occurrence of such event. Such adjustment in an outstanding Award may include a necessary or appropriate corresponding adjustment in the exercise price, but shall be made without change in the total price applicable to the Award, or the unexercised portion thereof (except for any change in the aggregate price resulting from rounding-off of share quantities or prices).

Where an adjustment of the type described above is made to an ISO under this Section 10.3, the adjustment will be made in a manner which will not be considered a “modification” under the provisions of Section 424(h)(3) of the Code.

Notwithstanding the foregoing, in the event of such a reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend or combination, or other adjustment or event which results in shares of common stock being exchanged for or converted into cash, securities or other property, the Company will have the right to terminate this Plan as of the date of the exchange or conversion, in which case all options, rights and other awards under this Plan shall become the right to receive such cash, securities or other property, net of any applicable exercise price.

10.4 Approval of Plan by Stockholders. This Plan will be submitted for the approval of the Company’s stockholders within (12) twelve months after the date of the Board’s initial adoption of this Plan. Awards may be granted prior to such stockholder approval, provided that such Awards shall not be exercisable nor shall vest prior to the time when this Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve (12) month period, all Awards previously granted under this Plan shall thereupon be canceled and become null and void.

10.5 Tax Withholding. The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting or exercise of any option, restricted stock, deferred stock, performance award, stock appreciation right or unrestricted stock. The Committee may in its discretion and in satisfaction of the foregoing requirement allow such Participant to elect to have the Company withhold shares of common stock (or allow the return of shares of common stock) having a Fair Market Value equal to the sums required to be withheld.

10.6 Loan. To the extent permitted by applicable law, the Committee may, in its discretion, extend one or more loans in connection with the exercise or receipt of an option, performance award or stock appreciation right, granted under this Plan, or the issuance of restricted stock, unrestricted stock or deferred stock awarded under this Plan. The terms and conditions of any such loan shall be set by the Committee.

10.7 Limitations Applicable to Section 16 Persons and Performance-Based Compensation. Notwithstanding any other provision of this Plan, any option, performance award, stock appreciation right granted, or restricted stock, unrestricted stock or deferred stock awarded, to a Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule, and this Plan shall be deemed amended to the extent necessary to conform to such limitations. Furthermore, notwithstanding any other provision of this Plan, any option or stock appreciation right intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and this Plan shall be deemed amended to the extent necessary to conform to such requirements.

10.8 Effect of Plan Upon Options and Compensation Plans. The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company. Nothing in this Plan shall be construed to limit the right of the Company (i) to establish any other forms of incentives or compensation for employees of the Company or (ii) to grant or assume options or other rights otherwise than under this Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, firm or association.

10.9 Compliance with Laws. This Plan, the granting and vesting of options, restricted stock awards, unrestricted stock awards, deferred stock awards, performance awards or stock appreciation rights under this Plan and the issuance and delivery of shares of common stock and the payment of money under this Plan or under Awards granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan, options, restricted stock awards, unrestricted stock awards, deferred stock awards, performance awards, or stock appreciation rights granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

10.10 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.

10.11 Governing Law. This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

10.12 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the award agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and award agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or guidance that may be issued after the date hereof. Notwithstanding any provision of the Plan to the contrary, in the event that following the date hereof the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance, the Committee may adopt such amendments to the Plan and the applicable award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

APPENDIX B

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

EDIETS.COM, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, EDIETS.COM, INC., a Delaware corporation (hereinafter, the “Corporation”), does hereby certify:

FIRST: The name of the corporation is EDIETS.COM, INC.

SECOND: The Certificate of Incorporation of the Corporation is hereby amended by deleting the first two paragraphs of the Fourth article in their entirety and the new paragraphs below are substituted in lieu thereof as follows:

“FOURTH: The Corporation shall have authority to issue two classes of shares to be designated respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have the authority to issue is 51,000,000 shares, of which 50,000,000 shares shall be Common Stock, and 1,000,000 shares shall be Preferred Stock. Each share of Common Stock shall have a par value of $0.001, and each share of Preferred Stock shall have a par value of $0.01.

Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment pursuant to the General Corporation Law of the State of Delaware, each [two] [three] [four] [five] [six] [seven] [eight] [nine] [ten] shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be combined and changed into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or any holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, plus any additional fraction of a share of Common Stock to round up to the next whole share.”

THIRD: The foregoing amendment to the Corporation’s Certificate of Incorporation was duly authorized by the Corporation’s Board of Directors and was recommended to the holders of the Corporation’s common stock. The foregoing amendment was approved by a majority of the outstanding shares of the Corporation’s common stock on May 3, 2011 at the Corporation’s 2011 Annual Meeting of Stockholders.

FOURTH: The Corporation’s Board of Directors and stockholders have declared the amendment advisable, duly adopted the amendment, and approved the filing of the amendment with the Delaware Secretary of State in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this [    ] day of [    ], 2011.

EDIETS.COM, INC.

By:
Name: Kevin N. McGrath

Title: Chief Executive Officer

PROXY

eDiets.com, Inc.

2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 3, 2011

The undersigned, revoking all prior proxies, hereby appoint(s) Kevin N. McGrath and Thomas Hoyer, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all voting shares of common stock of eDiets.com, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 1000 Corporate Drive, Suite 600, Fort Lauderdale, Florida on May 3, 2011 at 9:00 a.m., EDT, and at any postponements or adjournment thereof.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 and 4. Attendance of the undersigned at the Annual Meeting or any postponements or adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicate an intent to vote in person.

1. To elect six directors to serve until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified:

FOR all nominees listed below	WITHHOLD AUTHORITY to vote
(except as marked to the contrary below*) ¨	for all nominees listed below ¨

Kevin A. Richardson, II

Robert L. Doretti

Lee S. Isgur

Ronald Luks

Pedro N. Ortega-Dardet

Kevin N. McGrath

*	(INSTRUCTION: To withhold authority to vote for any individual nominee, strike out that nominee’s name above.)

2. To ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the 2011 fiscal year:

FOR ¨	AGAINST ¨	ABSTAIN ¨

3. To approve and adopt amendments to the Company’s 2010 Equity Incentive Plan to increase the maximum number of shares of common stock available for issuance under the plan by 4,000,000 shares, bringing the total shares reserved for issuance under the plan to 10,000,000 shares:

FOR ¨	AGAINST ¨	ABSTAIN ¨

4. To authorize the Board of Directors to effect, in its discretion prior to June 30, 2012, a reverse stock split of the outstanding and treasury shares of the Company’s common stock in a ratio of [1-for-2] [1-for-3] [1-for-4] [1-for-5] [1-for-6] [1-for-7] [1-for-8] [1-for-9] [1-for-10], to be determined by the Board of Directors, and to approve a corresponding amendment to the Company’s Certificate of Incorporation to effect the reverse stock split and to reduce the number of shares of common stock that the Company is authorized to issue from 100,000,000 to 50,000,000:

FOR ¨	AGAINST ¨	ABSTAIN ¨

Note: Such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

Please sign exactly as name appears hereon. Owners of jointly held shares should both sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorizing person.

Signature:	Date:
Print Name/Title (if any):

Signature:	Date:
Print Name/Title (if any):

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.